Exhibit 2.6
Execution Copy

STOCK PURCHASE AGREEMENT
by and between
VITERRA INC.,
as Seller,
and
POST HOLDINGS, INC.
as Buyer

Dated as of September 15, 2013

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ii

EXHIBITS

Exhibit A	Net Working Capital Illustration
Exhibit B	Escrow Agreement
Exhibit C	Terms and Conditions of Procurement Services Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Bill of Sale

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of September 15, 2013 (this “Agreement”), is by and between Viterra Inc., a corporation incorporated under the laws of Canada (“Seller”), and Post Holdings, Inc., a Missouri corporation (“Buyer”).
RECITALS
WHEREAS, Seller is the owner of all of the issued and outstanding shares of common stock (the “Shares”) of Agricore United Holdings Inc., a Delaware corporation (the “Company”);
WHEREAS, the Company and the Company Subsidiaries are engaged in the Business (as defined below); and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:
Article I
DEFINITIONS
Section 1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
“Accounting Firm” means a nationally recognized, independent accounting firm with no prior engagement with either Seller (or any of its Affiliates) or Buyer (or any of its Affiliates) as of the date hereof, or any other firm as the parties may mutually agree.
“Accounting Principles” means GAAP applied on a basis consistent with historical practices of the Acquired Companies as described in Exhibit A.
“Acquired Companies” means, collectively, the Company and the Company Subsidiaries.
“Acquired Companies Confidential Information” includes any of the following information held, primarily used by or primarily relating to the Business or any Acquired Company: (i) all information that is a Trade Secret; (ii) (A) all information concerning product specifications, recipes, compositions, sketches, photographs, graphs, drawings, samples, inventions and ideas, (B) past, current, and planned research and development, (C) current and planned manufacturing or distribution methods and processes, (D) computer hardware and (E) Software; and (iii) all information concerning the business and affairs of any of the Acquired Companies, including (A) historical and current financial statements, financial projections and budgets, (B) Tax returns and accountants’ materials, (C) historical, current, and projected sales, capital spending budgets and plans, (D) business plans, strategic plans, marketing and advertising plans, (E) publications, (F) client, customer and prospect lists and files, (G) current and anticipated customer requirements, (H) price lists, (I) market studies, (J) the names and backgrounds of key personnel and (K) personnel training techniques and materials.

“Acquired Company Plans” shall have the meaning set forth in Section 4.15.
“Affected Employees” has the meaning specified in Section 7.3(a).
“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreed Rate” means an interest rate per annum equal to four percent (4%) plus the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.
“Agreement” has the meaning specified in the Preamble.
“Alternative Financing” has the meaning specified in Section 6.6(b).
“Alternative Financing Agreements” has the meaning specified in Section 6.6(b).
“Alternative Financing Commitment Letter” has the meaning specified in Section 6.6(b).
“Annual Financial Statements” has the meaning specified in Section 4.6(a).
“Balance Sheet Date” has the meaning specified in Section 4.6(a).
“Base Purchase Price” has the meaning specified in Section 2.2(a)(i).
“Business” means (i) the business of developing, producing (including co-packing), selling, distributing and, in the case of branded Products, marketing, the Products and (ii) selling by-products arising out of the production of the Products; provided, however, that, for the avoidance of doubt, “Business” shall not be deemed to include the acquisition, provision, supplying or selling of raw materials (including durum wheat) related to such Products.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York or Saskatchewan, Canada are authorized or obligated by applicable Requirements of Law to close.
“Buyer” has the meaning specified in the Preamble.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.
“Buyer Group Member” means Buyer and its Affiliates, directors, officers and employees and their respective successors and assigns, including, after the Closing, the Acquired Companies.
“Cap” has the meaning specified in Section 10.1(a)(z).
“Capital Expenditure Amount” has the meaning specified in Schedule 1.1(a).
“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents as determined in accordance with GAAP (including marketable securities, short term investments and all lease and other security deposits posted by each such Acquired Company).
“Claim Notice” has the meaning specified in Section 10.3(a).
“Closing” means the consummation of the transfer of the Shares from Seller to Buyer in exchange for the Purchase Price, upon the terms and subject to the conditions set forth herein.
“Closing Date” has the meaning specified in Section 3.1.
“Closing Date Balance Sheet” has the meaning specified in Section 2.3(b).
“Closing Date Cash” has the meaning specified in Section 2.3(b).
“Closing Date Indebtedness” has the meaning specified in Section 2.3(b).
“Closing Date Net Working Capital” has the meaning specified in Section 2.3(b).
“Closing Date Transaction Expenses” has the meaning specified in Section 2.3(b).
“Closing Payment” has the meaning specified in Section 3.3(a).
“COBRA” has the meaning specified in Section 7.3(d).
“Code” means the U.S. Internal Revenue Code of 1986.
“Collective Bargaining Agreements” means, collectively, all collective bargaining agreements, union contracts, works council agreements or similar arrangements entered into between any “labor organization” (as defined in Section 2(5) of the National Labor Relations Act) and Seller or the Company or any Company Subsidiary covering, relating to or benefiting any employee or former employee of the Company or any Company Subsidiary.

“Commitment Letters” has the meaning specified in Section 5.4(a).
“Company” has the meaning specified in the Recitals.
“Company Intellectual Property” has the meaning specified in Section 4.11(a).
“Company Subsidiaries” means Dakota Growers Pasta Company, Inc., a North Dakota corporation, Dreamfields and Primo Piatto, Inc., a Minnesota corporation, each of which is directly or indirectly wholly owned by the Company.
“Confidentiality Agreement” means the Letter Agreement, dated as of June 3, 2013, by and between Glencore AG and Buyer.
“Consolidated Audited Financial Statements” has the meaning specified in Section 6.9.
“Consolidated Tax Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that includes the Company and its Subsidiaries, and any similar group of corporations that includes the Company and its Subsidiaries and files state or local income Tax Returns on a combined, consolidated or unitary basis.
“Contracts” means all contracts, whether written or unwritten (to the extent legally enforceable), guaranties, leases, licenses, sublicenses, instruments, commitments, notes, bonds, mortgages, indentures, sales or purchase orders, invoices and other agreements (other than Lease Agreements).
“Copyrights” means United States registered copyrights, and pending applications to register the same.
“Dakota Audited Financial Statements” has the meaning specified in Section 6.9(d).
“Data Site” means Seller’s “Project Bison” online data site hosted by Intralinks, Inc.
“Defaulting Person” has the meaning specified in Section 6.6(d).
“Deposit” has the meaning set forth in Section 3.2.
“DOJ” means the U.S. Department of Justice.
“Dreamfields” means DNA Dreamfields Company, LLC, an Ohio limited liability company.
“Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“End Date” means February 28, 2014 or such later date to which Buyer and Seller may mutually agree in writing; provided, however, that such date shall be extended by thirty (30) days if all of the conditions set forth in Article VIII other than the condition set forth in Section 8.1(a) have been satisfied or are capable of being satisfied on or prior to such date.
“Environmental Laws” means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, in each case, concerning worker health and safety and pollution or protection of the environment (including those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material), each as amended and in effect as of the date hereof.
“Environmental Matter” means any matter relating to (a) the Release of a Hazardous Material on, at, to, from or beneath a facility or real property or (b) violations of or Liabilities arising under applicable Environmental Laws.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.
“Escrow Agreement” means the escrow agreement substantially in the form attached hereto as Exhibit B, to be executed by the parties thereto on or prior to September 18, 2013, among Buyer, Seller and the Escrow Agent for purposes of holding and applying the Deposit.
“Estimated Capital Expenditure Amount” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Cash” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 2.2(b).
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.2(b).
“Estimated Pre-Closing Tax Obligations” has the meaning specified in Section 2.2(b).
“Exchange Act” has the meaning specified in Section 6.9.
“Excluded Taxes” has the meaning specified in Section 7.1(a)(i).

“Expenses” means any and all reasonable out of pocket expenses actually incurred in connection with or arising out of any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act.
“Financial Information” has the meaning specified in Section 6.9.
“Financial Statements” has the meaning specified in Section 4.6(a).
“Financing” has the meaning specified in Section 5.4(a).
“Financing Agreements” has the meaning specified in Section 6.6(a).
“Financing Sources” means (a) the Lenders and (b) the parties (other than Buyer or any of its Affiliates) to any indentures or credit agreements entered into in connection with the Financing, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives and their respective successors and assigns.
“FTC” means the U.S. Federal Trade Commission.
“Fundamental Reps” means (a) with respect to Seller, the representations and warranties set forth in Section 4.1 (Authority of Seller), Section 4.2 (Title to Shares), Section 4.3(b) (Capital Structure of the Company), Section 4.4(b) and (c) (Company Subsidiaries and Investments), Section 4.8 (Taxes) and Section 4.22 (No Brokers), and (b) with respect to Buyer, the representations and warranties set forth in Section 5.2(a) (Authority of Buyer) and Section 5.7 (No Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Approval” means an authorization, consent or approval issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Body.
“Governmental Body” means any (i) government or any governmental, regulatory or administrative body thereof, or political subdivision thereof, whether federal, state, provincial, municipal, local or foreign, (ii) governmental agency, instrumentality, commission, department, board, bureau or any authority thereof, (iii) multinational or supra national entity, body or authority or (iv) court or tribunal.
“Governmental Permits” has the meaning specified in Section 4.9.
“Grain Inventory” means the durum wheat inventory held by Seller or an Affiliate thereof at a facility located at One Pasta Avenue, Carrington, North Dakota 58421.

“Hazardous Material” means any waste, contaminant, pollutant, or hazardous or toxic substance or waste, as such terms are defined in Environmental Laws.
“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means (a) the aggregate amount of outstanding indebtedness for borrowed money of the Acquired Companies, calculated in accordance with GAAP, plus any accrued interest thereon, (b) all obligations or indebtedness of the Acquired Companies evidenced by notes, bonds, indentures or other instruments; (c) all obligations of the Acquired Companies to pay the deferred purchase price of property or services, other than ordinary trade payables; (d) all obligations of the Acquired Companies as a lessee under any lease of property (real or personal) which must be capitalized by such lessee under GAAP; (e) all obligations or liabilities of others secured by an Encumbrance on any asset owned by the Acquired Companies, whether or not such obligation or liability is assumed by the Acquired Companies; and (f) all direct or indirect guaranties of the Acquired Companies to, or of, any debt or Liability of another Person, including any prepayment or break fee amounts, but excluding in each case, for the avoidance of doubt, any intercompany payables of an Acquired Company to the extent owed to an Affiliate of Seller or, after the Closing, another Acquired Company (other than any such intercompany payables that are not specifically included in the calculation of Net Working Capital).
“Indemnified Party” has the meaning specified in Section 10.3(a).
“Indemnitor” has the meaning specified in Section 10.3(a).
“Intellectual Property” means Copyrights, Patent Rights, Trademarks, Trade Secrets, all rights to profits and damages by reason of the infringement of any Intellectual Property.
“Interim Financial Statements” has the meaning specified in Section 4.6(a).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of Buyer” means, as to a particular matter, the actual knowledge of Terence E. Block, Diedre J. Gray or Robert V. Vitale, in each case after reasonable inquiry.
“Knowledge of Seller” means, as to a particular matter, the actual knowledge of Edward Irion, Stacy Liljenquist, David Tressler, James Cochran, Jack Hasper or Radwan Ibrahim, in each case after reasonable inquiry.
“Lease Agreements” has the meaning specified in Section 4.10(c).
“Leased Real Property” has the meaning specified in Section 4.10(c).
“Lenders” has the meaning specified in Section 5.4(a).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect and whether accrued or contingent.
“Losses” means any and all out of pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages or deficiencies; provided, however, that Losses shall not include punitive, exemplary, incidental, special or consequential damages of any kind (other than those resulting from a Third Person Claim), the loss of anticipated or future business or profits, opportunity cost damages or diminution in value and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses; provided further, however, that, notwithstanding the foregoing, for purposes of determining the amount of Losses incurred by any Buyer Group Members as a result of or arising from a breach or inaccuracy of the representations and warranties contained in Section 4.10(f) (Property) or for indemnification claims pursuant to clause (iv) of Section 10.1(a) related to Non-Business Divestitures, such Losses shall not be limited to out of pocket Losses or subject to the limitations set forth in the preceding proviso in this definition of Losses.
“Material Adverse Effect” means any event, change, circumstance or occurrence (or combination of the foregoing) that has or would be reasonably expected to have a material adverse effect on the Business or condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, but shall exclude any event, change, circumstance or occurrence (or combination of the foregoing) resulting or arising from (a) any change or prospective change in any Requirements of Law or GAAP or interpretation thereof; (b) any change in interest rates; (c) any change in general economic conditions in the industries or markets in which the Acquired Companies operate or affecting the United States of America or foreign economies in general; (d) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (e) the entry into or announcement of this Agreement or the consummation of the transactions contemplated hereby; (f) any action taken by (or at the request of) Buyer or any of its Affiliates; (g) any omission to act or action taken by Seller or any Acquired Company with the consent of Buyer (including those omissions to act or actions taken which are specifically required by this Agreement); (h) any national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (i) any acts of God, including any earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters; (j) any failure to meet internal or published projections (including, for the avoidance of doubt, those projections included in the Confidential Information Memorandum regarding the Company, dated as of May 2013), estimates or forecasts of revenues, earnings or other measures of financial or operating performance for any period; provided, however, that the underlying causes of such failure (subject to the other provisions of this definition of “Material Adverse Effect”) shall not be excluded; or (k) any item identified in Schedule 4.7(a); provided, however, that in the case of each of foregoing clauses (a), (b), (c), (d), (h) and (i), any such event, change, circumstance or occurrence (or combination of the foregoing) shall not be excluded to the extent that it has or would reasonably be expected to have a materially disproportionate adverse effect on the Business or condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, relative to that of other Persons operating in the industries in which the Acquired Companies operate.

“Material Contracts” has the meaning specified in Section 4.14.
“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.
“Net Working Capital” means (a) the aggregate amount of (i) “Total trade receivables”, plus (ii) “Total inventory”, plus (iii) “Total prepaid and other current assets”, in each case of the Acquired Companies (excluding, for the avoidance of doubt, Cash and Cash Equivalents, intercompany receivables, income Tax receivables and deferred Tax assets), plus (b) the Grain Inventory, minus (c) (i) “Total trade accounts payable” plus (ii) “Accrued expenses”, in each case of the Acquired Companies (excluding, for the avoidance of doubt, intercompany payables, income Tax payables, deferred Tax liabilities, interest payable, the current portion of debt and short-term borrowings, Transaction Expenses and Indebtedness), in each case calculated in accordance with Exhibit A and the Accounting Principles.
“Non-Business Divestitures” means all sales, transfers, spin-offs or other dispositions (however evidenced or accomplished) by Seller or any of the Acquired Companies of any Subsidiaries, assets, properties or interests that are unrelated to the Business that have occurred since April 1, 2006.
“Order” means any order, judgment, injunction, award, decree, ruling or writ of any Governmental Body.
“Organizational Documents” means, with respect to any Person that is not an individual, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.
“Owned Real Property” has the meaning specified in Section 4.10(a).
“PCAOB” has the meaning set forth in Section 6.9.
“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.
“Permitted Encumbrances” means, collectively, (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP; (b) liens of landlords of any Leased Real Property and liens of carriers, warehousemen, mechanics and materialmen and other like liens, in each case arising in the ordinary course of business or pursuant to applicable Requirements of Law for sums not yet due and payable; (c) any Encumbrances identified in Schedule 1.1(b); (d) other Encumbrances or imperfections on property other than Owned Real Property which, individually or in the aggregate, are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection; (e) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance or other types of social security or similar Requirements of Law and (f) other Encumbrances other than on Owned Real Property that, individually or in the aggregate, do not materially and adversely affect the occupancy or use of the affected assets to which they relate as they are presently occupied or used in the conduct of the Business; provided, however, that Permitted Encumbrances shall not include liens securing any Indebtedness.

“Permitted Real Property Exceptions” means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) which are not yet due and payable or which are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP; (b) all specific (not general or pre-printed) exception matters set forth in the title insurance policies or commitments, if any, heretofore made available to Buyer on the Data Site; (c) liens, charges, encumbrances or title exceptions or imperfections with respect to the Owned Real Property created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (d) liens, charges, encumbrances or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing; (e) all matters that may be shown by a current, accurate survey or physical inspection of the Owned Real Property which, individually or in the aggregate, do not materially detract from the value of or materially impair the existing or planned use of the Owned Real Property to which they relate; (f) applicable Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Property which are not violated in any material respect by the current use or occupancy of such real property to which they relate or the operation of the Business thereon as currently conducted; (g) any and all service contracts and agreements affecting the Owned Real Property as of the date hereof, and any and all service contracts and agreements entered into after the date hereof in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing; (h) any Permitted Encumbrance to the extent applicable or relating to, or otherwise affecting, the Owned Real Property; (i) any easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the Owned Real Property affected by such easement, right of way, restriction, covenant or other matter and (j) Encumbrances not created by or caused by the Acquired Companies that affect the underlying fee interest of any Leased Real Property.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Plan” means (a) any “employee pension benefit plan” as defined in Section 3(2) of ERISA, (b) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA or (c) any other employee benefit plan, policy, program or arrangement that, in each case, is maintained or contributed to by any Acquired Company or any of its Affiliates for the benefit of any employee or former employee of any Acquired Company (other than any plan, program, policy or arrangement which is maintained by a Governmental Body or which is required to be maintained to satisfy Requirements of Law) or under which any Acquired Company has or may have any liability.
“Pre-Closing Tax Obligations” means unpaid income Tax (including, without duplication, unpaid estimated Tax with respect to such income Tax) (A) that is due in respect of income Tax Returns described in Section 7.1(b)(i)(x) and Section 7.1(b)(i)(y); and (B) which income Taxes Seller is required to remit or cause to be remitted with respect to such Tax Returns pursuant to Section 7.1(b).

“Preliminary Capital Expenditure Amount Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Cash Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).
“Preliminary Closing Statement” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Indebtedness Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Net Working Capital Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Pre-Closing Tax Obligations Determination” has the meaning specified in Section 2.3(a)(ii).
“Preliminary Transaction Expenses Determination” has the meaning specified in Section 2.3(a)(ii).
“Proceeding” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit or investigation, whether judicial or administrative, of any Person or Governmental Body.
“Procurement Services Agreement” means that certain grain procurement and by-product sales agreement by and between the Company, on the one hand, and Seller or one of its Affiliates, on the other hand, which shall be substantially consistent with the terms and conditions set forth on Exhibit C hereto.
“Products” means the pasta products currently produced, or acquired from third parties for re-sale, by any of the Acquired Companies, which include, for the avoidance of doubt, the pasta products produced in respect of their retail (private label and branded) and institutional (ingredient and foodservice) segments.
“Proposed Transaction” has the meaning specified in Section 6.7.

“Purchase Price” has the meaning specified in Section 2.2(a).
“Regulation S-X” has the meaning specified in Section 6.9.
“Related Party Contract” has the meaning specified in Section 4.21.
“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.
“Releasees” has the meaning specified in Section 7.5.
“Released Claims” has the meaning specified in Section 7.5.
“Remedial Action” means actions required by any Environmental Law to (a) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (b) prevent the Release or minimize the further Release of Hazardous Materials or (c) investigate and determine if Remedial Action is required, and to design and implement such Remedial Action, including any necessary post-remedial investigation, monitoring, operation and maintenance and care.
“Requirements of Law” means any federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
“Schedules” means the disclosure schedules delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement and which form a part of this Agreement.
“Securities Act” has the meaning specified in Section 6.9.
“Seller” has the meaning specified in the Preamble.
“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or an Affiliate of Seller under this Agreement or in connection herewith.
“Seller Group Member” means Seller and its Affiliates, directors, officers and employees and their respective successors and assigns, excluding, after the Closing, the Acquired Companies.
“Seller Plans” has the meaning specified in Section 4.15(a).
“Seller Related Parties” has the meaning specified in Section 11.16.
“Shares” has the meaning specified in the Recitals.
“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form; provided, however, that “Software” does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Acquired Companies.

“Specified Proceedings” has the meaning set forth on Schedule 1.1(c).
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Subsidiary” of any specified Person means another Person of which such first Person owns, either directly or indirectly through one or more Subsidiaries, a majority of the outstanding capital stock or other equity interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Target Net Working Capital” means $47,277,000.
“Tax” means (a) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, environmental (including taxes under Code Section 59A), withholding, alternative or add-on minimum, ad valorem, value added, transfer or stamp tax, windfall profit, customs duties, capital stock, profits, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, registration, estimated, severance or production tax or (b) any other similar tax, custom, duty, governmental fee or other like assessment or charge imposed by any taxing authority of any Governmental Body whatsoever, and including any interest, penalty, or other addition imposed under the Code (or the provisions of any state, local or non-U.S. law) or addition thereto.
“Tax Attributes” means, with respect to any Tax, any tax basis, net operating loss carryovers, net capital loss carryovers, credits and similar Tax items of any Person.
“Tax Benefit” has the meaning specified in Section 10.6(a).
“Tax Package” has the meaning specified in Section 7.1(b)(iii).
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Person Claim” has the meaning specified in Section 10.4(a).
“Title Commitment” has the meaning specified in Section 6.8.
“Title Company” has the meaning specified in Section 6.8.
“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, recipes, formulae, reports, data, designs, drawings, customer lists, mailing lists, business plans, technology, inventions and discoveries (whether or not patentable), other proprietary information that provides the owner with a competitive advantage and similar materials recording or evidencing expertise.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing, and domain names, trade names, corporate names, brand names, brands, slogans and all of the goodwill associated with the foregoing.
“Transaction Expenses” means (i) any fees, costs and expenses incurred or subject to reimbursement by any of the Acquired Companies, in each case in connection with the transactions contemplated by this Agreement (including the negotiation and consummation of this Agreement and the Seller Ancillary Agreements) and only to the extent not paid prior to the Closing and not included in Closing Date Net Working Capital, including (a) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; and (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; and (ii) all change of control, commission, bonus, retention, termination, severance and similar payments that are payable directly or indirectly by any Acquired Company to any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (including the employer portion of any payroll Taxes attributable thereto) that are not otherwise included as current liabilities in the calculation of the Closing Date Net Working Capital; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by, on behalf of or for the account of Buyer and its Affiliates (including, after the Closing, the Acquired Companies).
“Transaction Tax Deductions” has the meaning specified in Section 7.1(a)(v).
“Transition Services Agreement” shall mean a transition services agreement between Seller and Buyer, substantially in the form of Exhibit D hereto.
“USDA” means the U.S. Department of Agriculture.
“Waiving Party” has the meaning specified in Section 8.5.
“WARN Act” has the meaning specified in Section 7.4(a).
Section 1.2    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to and included with, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE
Section 2.1    Purchase and Sale of the Shares.
(a)    Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Shares, free and clear of all Encumbrances.
(b)    Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall cause its applicable Affiliate to convey title to the Grain Inventory held by such Affiliate of Seller as of the Closing to Buyer, and Buyer shall purchase and accept, title to such Grain Inventory, free and clear of all Encumbrances.
Section 2.2    Purchase Price.
(a)    The purchase price (the “Purchase Price”) to be paid by Buyer to Seller shall be equal to:
(i)    Three Hundred Seventy Million U.S. Dollars ($370,000,000.00) in cash (the “Base Purchase Price”);
(ii)    plus the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital;
(iii)    minus the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital;
(iv)    minus an amount equal to the Transaction Expenses;
(v)    minus an amount equal to the Closing Date Indebtedness;
(vi)    plus an amount equal to the Capital Expenditure Amount;
(vii)    minus an amount equal to the Pre-Closing Tax Obligations; and
(viii)    plus an amount equal to the Closing Date Cash.

(b)    Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by a duly authorized officer thereof, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth (i) a good faith estimate by Seller of the (A) Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Net Working Capital”), (B) Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Cash”), (C) Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Indebtedness”), (D) Capital Expenditure Amount (the “Estimated Capital Expenditure Amount”), (E) anticipated Pre-Closing Tax Obligations (the “Estimated Pre-Closing Tax Obligations”) and (F) Transaction Expenses as of the close of business on the Business Day immediately preceding the Closing Date (the “Estimated Closing Date Transaction Expenses”) and (ii) based on such estimates, the calculation of the Purchase Price pursuant to Section 2.2(a), all in reasonable detail prepared in accordance with the Accounting Principles and, with respect to the calculation of the Net Working Capital, in a manner consistent with the illustration set forth in Exhibit A. Exhibit A sets forth, for illustrative purposes, the Closing Date Net Working Capital as if the Closing occurred on April 30, 2013. In connection with the preparation and calculation of the Closing Date Net Working Capital, Seller shall, at Buyer’s request, conduct a physical inventory of the Acquired Companies and the Grain Inventory on or around the Closing Date, in each case in accordance with Seller’s past historical inventory procedure practices, including as set forth in Seller’s “Inventory and Production” policy and Buyer shall be provided the opportunity to observe such physical inventory taken by Seller; provided, however, for the avoidance of doubt, Seller shall perform a physical inventory and not “cycle counts”.
Section 2.3    Purchase Price Adjustments.
(a)    Within seventy-five (75) days following the Closing Date, Buyer shall:
(i)    prepare, in accordance with the Accounting Principles, a consolidated balance sheet of the Acquired Companies as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Closing Date Balance Sheet”); and
(ii)    deliver to Seller the Preliminary Closing Date Balance Sheet and a certificate setting forth in reasonable detail Buyer’s calculation of the (A) Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Net Working Capital Determination”), (B) Cash and Cash Equivalents as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Cash Determination”), (C) Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Indebtedness Determination”), (D) the Capital Expenditure Amount (the “Preliminary Capital Expenditure Amount Determination”), (E) Pre-Closing Tax Obligations (“Preliminary Pre-Closing Tax Obligations Determination”) and (F) Transaction Expenses as of the close of business on the Business Day immediately preceding the Closing Date (the “Preliminary Transaction Expenses Determination and, together with the Preliminary Closing Date Balance Sheet, the Preliminary Net Working Capital Determination, the Preliminary Cash Determination, the Preliminary Indebtedness Determination, the Preliminary Capital Expenditure Amount Determination and the Preliminary Pre-Closing Tax Obligations Determination, the “Preliminary Closing Statement”);

provided, however, that until such time as the calculation of the amounts shown on the Closing Date Balance Sheet and the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness, Capital Expenditure Amount, Pre-Closing Tax Obligations and Closing Date Transaction Expenses determinations are final and binding on the parties pursuant to this Section 2.3, Seller and its accountants (at Seller’s expense) shall be permitted to discuss with Buyer and its accountants the Preliminary Closing Statement and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, subject to Seller’s entering into a customary confidentiality agreement with Buyer’s accountants (if required thereby), the work papers and supporting records of Buyer and its accountants so as to allow Seller and its accountants to become informed concerning all matters relating to the preparation of the Preliminary Closing Statement and the accounting procedures, methodologies, tests and approaches used in connection therewith.
(b)    Following receipt of the Preliminary Closing Statement, if Seller has any objections to such document as prepared by Buyer, Seller shall deliver written notice to Buyer of such dispute within forty-five (45) days after the date of such receipt thereof. In the event that Seller does not notify Buyer of a dispute with respect to the Preliminary Closing Statement within such forty-five (45) day period, the Preliminary Closing Date Balance Sheet, Preliminary Net Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Capital Expenditure Amount Determination and Preliminary Transaction Expenses Determination set forth therein shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Net Working Capital,” “Closing Date Cash,” “Closing Date Indebtedness,” “Capital Expenditure Amount” and “Closing Date Transaction Expenses,” respectively, for purposes of this Agreement; provided, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification to the extent provided in Article VII or Article X. In the event that Seller does notify Buyer of a dispute with respect to the Preliminary Closing Statement within such forty-five (45) day period, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after Seller provides such written notice to Buyer, then Buyer shall engage the Accounting Firm to conduct a review of Seller’s objections to the Preliminary Closing Date Balance Sheet or Preliminary Net Working Capital Determination or Preliminary Cash Determination or Preliminary Indebtedness Determination or Preliminary Capital Expenditure Amount Determination or Preliminary Transaction Expenses Determination, as the case may be, as promptly as reasonably practicable (such review to be completed no later than thirty (30) days after the Accounting Firm is requested to conduct such review) and, upon completion of such review, to deliver written notice to Seller and Buyer setting forth the Accounting Firm’s resolution of such objections, and the resulting adjustments shall be deemed finally determined and shall be final and binding on the parties for purposes of this Section 2.3. The Accounting Firm’s role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Closing Statement. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Closing Statement and the decision of the Accounting Firm shall be solely based on (i) whether such item objected to was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth therein, including, for the avoidance of doubt, the Accounting Principles or (ii) whether such item objected to contains a mathematical or clerical error; provided, however, that, in making such decision, the Accounting Firm shall not apply any dollar figure that is either lower or higher, as applicable, than those which were proposed by Buyer and Seller. For the avoidance of doubt, unless otherwise jointly agreed to by Seller and Buyer, (i) the Accounting Firm shall not review the Preliminary Pre-Closing Tax Obligations Determination; and (ii) Seller and Buyer shall negotiate in good faith to resolve any dispute as to the Preliminary Pre-Closing Tax Obligations Determination in accordance with Section 7.1(b)(i) (relating to the preparation and review of Tax Returns) within the timeframe specified by such Section. In the event that after good faith negotiations the parties cannot agree, then the Purchase Price shall be adjusted by the amounts or items that are not disputed, and any remaining adjustments attributable to any disputed item shall be made based on, and determined at the time, and at the time the Tax Returns that include the Pre-Closing Tax Obligations relating to the disputed items are filed. Notwithstanding any other provision of this Agreement, Buyer shall have no obligation to mitigate any Tax Liability (including penalties and interest) with respect to any disputed item by advancing, depositing or paying any Tax (including estimated Tax) with respect to any disputed item, and the fact that Buyer does not mitigate any potential Tax Liability with respect to disputed items shall not impact, impair, reduce, waive, or otherwise affect the amount of any indemnity Buyer is entitled to receive with respect to Taxes (including penalties and interest) imposed with respect to such disputed items under Section 7.1 or Section 10.1. The Preliminary Closing Date Balance Sheet, Preliminary Net Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination, Preliminary Transaction Expenses Determination and Preliminary Capital Expenditure Amount Determination as agreed by Buyer and Seller or as determined by the Accounting Firm, as the case may be, shall be final and binding as the “Closing Date Balance Sheet,” “Closing Date Net Working Capital,” “Closing Date Cash,” “Closing Date Indebtedness”, “Closing Date Transaction Expenses” and “Capital Expenditure Amount,” respectively, for purposes of this Agreement; provided, however, that the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any amount of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification to the extent provided in Article VII or Article X.
(c)    The parties hereto shall make available to the Accounting Firm (if applicable), such books, records and other information (including work papers and Tax Returns) that the Accounting Firm may reasonably request in order to review the Preliminary Closing Statement. The fees and expenses of the Accounting Firm hereunder shall be paid by the party which, in the aggregate, is awarded a smaller percentage of such party’s contested amounts by the Accounting Firm than the other party, and such party shall pay the attorneys’ and other advisor fees of the other party.

Section 2.4    Purchase Price Adjustment Payments. Promptly (but not later than two (2) Business Days) after the final determination of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses, Capital Expenditure Amount and Pre-Closing Tax Obligations (or Preliminary Pre-Closing Tax Obligations) pursuant to Section 2.3, the parties shall take the following actions, as applicable:
(a)    if (i) the Purchase Price (as finally determined pursuant to Section 2.3) exceeds (ii) the Closing Payment, then Buyer shall pay to Seller by wire transfer of immediately available funds a dollar amount equal to the amount of such excess, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; and
(b)    if (i) the Closing Payment exceeds (ii) the Purchase Price (as finally determined pursuant to Section 2.3), then Seller shall pay to Buyer by wire transfer of immediately available funds a dollar amount equal to the amount of such excess, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate;
provided, however, for the avoidance of doubt, that if the Purchase Price (as finally determined pursuant to Section 2.3) is equal to the Closing Payment, no payments will be made by the parties pursuant to this Section 2.4(b); provided, further, however, that if the final determination of the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses and Capital Expenditure Amount have been made, but the final determination of the Pre-Closing Tax Obligations has not been made because the Acquired Companies’ Tax Return for its short taxable year ending on the Closing Date (determined in accordance with Treasury Regulation Section 1.1502-76(b) or any comparable provision of state or local Requirements of Law) has not been filed by Seller, then the actions set forth in this Section 2.4 shall be taken with respect to the Closing Date Net Working Capital, Closing Date Cash, Closing Date Indebtedness, Closing Date Transaction Expenses, Capital Expenditure Amount and any further estimate of the Pre-Closing Tax Obligations determined as of such date, and the actions set forth in this Section 2.4 with respect to Pre-Closing Tax Obligations shall be taken not more than two (2) Business Days after the filing of such Acquired Companies’ Tax Return; provided, however, that, notwithstanding the foregoing, the Pre-Closing Tax Obligations shall not be deemed final until the expiration of the statute of limitations period applicable to the matters covered thereby and, for avoidance of doubt, any portion of the Pre-Closing Tax Obligations that shall not have been deducted for purposes of determining the Purchase Price pursuant to this Article II shall be subject to indemnification to the extent provided in Article VII or Article X.
Section 2.5    Tax Withholding. Buyer shall be entitled to withhold from the Purchase Price and remit to the applicable Governmental Body all Taxes that Buyer or any Acquired Company may be required to withhold and remit under any provision of Tax Requirements of Law. All such withheld and remitted amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
CLOSING
Section 3.1    Closing Date. The Closing shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on either (i) the second (2nd) Business Day following the date on which each of the conditions set forth in Article VIII is satisfied or waived by the party entitled to waive such condition or (ii) at such other date, time and place (including remotely via the exchange of executed documents and other deliverables) as shall be agreed upon by Buyer and Seller; provided, however, that in no event shall the Closing occur prior to January 2, 2014. The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”
Section 3.2    Deposit.
(a)    On or prior to September 18, 2013, Buyer shall deposit with the Escrow Agent, pursuant to the Escrow Agreement, an aggregate amount equal to 10% of the Base Purchase Price (the “Deposit”) by wire transfer of immediately available funds to the bank account or accounts specified pursuant to the terms of the Escrow Agreement, which shall be held in trust by the Escrow Agent until such time as it is released to a party in accordance with the terms of this Agreement.
(b)    The parties agree that for U.S. federal income Tax purposes, Buyer shall be treated as the owner of the Deposit until either the Closing occurs or the Agreement is terminated and Buyer shall pay all Taxes with respect to any earnings thereon (but shall receive a distribution therefor pursuant to the Escrow Agreement). Any earnings on the Deposit shall be the property of Buyer.
Section 3.3    Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VIII:
(a)    at the Closing, Buyer shall pay to Seller an aggregate amount equal to (i) the Base Purchase Price less the Deposit (and the parties shall instruct the Escrow Agent to deliver the Deposit to Seller at the Closing), plus (ii) the amount by which Estimated Closing Date Net Working Capital exceeds Target Net Working Capital or minus (iii) the amount by which Target Net Working Capital exceeds Estimated Closing Date Net Working Capital, minus (iv) the Estimated Closing Date Transaction Expenses, (v) minus the Estimated Closing Date Indebtedness, plus (vi) the Estimated Closing Date Cash and plus (vii) the Estimated Capital Expenditure Amount (collectively, the “Closing Payment”), by wire transfer of immediately available funds to the bank account or accounts specified by Seller in writing at least two (2) Business Days prior to the Closing Date; and
(b)    at the Closing, Buyer shall pay, by wire transfer of immediately available funds to the bank account or accounts specified by Seller in writing at least two (2) Business Days prior to the Closing Date, an amount sufficient to pay in full each Closing Date Transaction Expense.

Section 3.4    Buyer’s Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VIII, at the Closing, Buyer shall deliver to Seller all of the following:
(a)    a copy of Buyer’s articles of incorporation certified by the Secretary of State of the State of Missouri;
(b)    a certificate of good standing of Buyer issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Missouri;
(c)    a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the articles of incorporation of Buyer since the date of the certificate delivered to Seller pursuant to Section 3.4(a); (ii) the bylaws of Buyer in effect as of the Closing Date and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement and each Buyer Ancillary Agreement and the transactions contemplated hereby and thereby;
(d)    a duly executed counterpart to the Transition Services Agreement;
(e)    a duly executed counterpart to a Joint Notice (as defined in the Escrow Agreement) instructing the Escrow Agent to release the Deposit;
(f)    a duly executed counterpart to the Procurement Services Agreement; and
(g)    the certificate contemplated by Section 8.2(c), duly executed by an authorized officer of Buyer.
Section 3.5    Seller’s Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VIII, at the Closing, Seller shall deliver to Buyer all of the following:
(a)    a copy of the certificate of incorporation or articles of organization, as applicable, of each of the Acquired Companies certified by the Secretary of State of the State of its respective jurisdiction of incorporation or organization, as applicable;
(b)    a certificate of good standing of each of the Acquired Companies issued within ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of its respective jurisdiction of incorporation or organization, as applicable;
(c)    a certificate of the secretary or an assistant secretary of each of the Acquired Companies, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of incorporation or articles of organization, as applicable, of such Acquired Company since the date of the certificate delivered to Buyer pursuant to Section 3.5(a); (ii) the bylaws or limited liability company operating agreement, as applicable, of such Acquired Company in effect as of the Closing Date and (iii) the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement and each Seller Ancillary Agreement and the transactions contemplated hereby and thereby;

(d)    the certificates representing the Shares, duly endorsed to Buyer or accompanied by duly executed stock powers (or equivalent document), in form and substance reasonably satisfactory to Buyer;
(e)    a “FIRPTA” certificate, dated as of the Closing Date, duly executed by an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying that the Company is not a United States real property holding corporation within the meaning of the Code and Treasury regulations promulgated thereunder;
(f)    a duly executed counterpart to the Transition Services Agreement;
(g)    a duly executed counterpart to a Joint Notice instructing the Escrow Agent to release the Deposit;
(h)    a duly executed counterpart to the Procurement Services Agreement;
(i)    a duly executed bill of sale, assignment, transfer and conveyance in respect of the Grain Inventory to be transferred pursuant to Section 2.1(b) of this Agreement, substantially in the form attached as Exhibit E;
(j)    the certificate contemplated by Section 8.3(d), duly executed by Seller;
(k)    the original minute books, stock certificate books and stock ledgers of each of the Acquired Companies to the extent in the possession of Seller or any of its Affiliates; and
(l)    a written resignation, in form and substance reasonably satisfactory to Buyer, from each officer, director or manager identified by Buyer not less than three (3) Business Days prior to the Closing Date, from each such Person’s respective positions as an officer, director or manager of each of the Acquired Companies (or evidence of all necessary action by the board of directors, board of managers or equityholders of the applicable Acquired Company to cause the removal of such officers, directors or managers); provided, that for the avoidance of doubt, such resignations or removals shall not constitute terminations of employment for any such officer, director or manager who is also an employee of any of the Acquired Companies.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as of the date hereof and as of the Closing as follows:
Section 4.1    Authority of Seller. Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Seller Ancillary Agreement. This Agreement has been duly authorized, executed and delivered by Seller and represents (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and each Seller Ancillary Agreement has been duly authorized by Seller and, upon execution and delivery by Seller or the applicable Affiliate of Seller, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of Seller or such Affiliate, as applicable, enforceable against Seller or such Affiliate, as applicable, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.

Section 4.2    Title to Shares. Seller is the sole record and beneficial owner of the Shares, free and clear of all Encumbrances (except for Encumbrances that shall be released as of or prior to the Closing). The delivery of the Shares to Buyer pursuant to this Agreement will transfer and convey title thereto to Buyer, free and clear of all Encumbrances. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Seller or to which Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Shares.
Section 4.3    Organization; Power and Authority; Capital Structure of the Company.
(a)    The Company is a corporation, duly organized and validly existing under the laws of the State of Delaware. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has the requisite corporate power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.
(b)    The authorized capital stock of the Company consists of 20,000 shares of common stock, $.001 par value per share, of which 10,499 Shares are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All of the outstanding Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the Organizational Documents of the Company or any Contract to which Seller or the Company is a party or otherwise bound and (iii) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws. Except for this Agreement, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of the Company, whether or not convertible into or exchangeable for any equity securities of the Company. Except as set forth on Schedule 4.3, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock of or other equity interests in or securities of any Person other than the Company Subsidiaries.

Section 4.4    Company Subsidiaries and Investments.
(a)    Each of the Company Subsidiaries has been duly organized or incorporated and is validly existing under the laws of its respective jurisdiction of organization. Each of the Company Subsidiaries is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Each of the Company Subsidiaries has the requisite power and authority to own or lease and operate its assets as and where currently owned, operated and leased and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.
(b)    All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary are owned of record and beneficially by a wholly-owned Subsidiary of the Company, free and clear of all Encumbrances (except for Encumbrances that shall be released as of or prior to the Closing). All of the outstanding capital stock or other equity interests or securities of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Requirement of Law, the Organizational Documents of any Company Subsidiary or any Contract to which any Company Subsidiary is a party or otherwise bound, and has been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws.
(c)    Except for this Agreement, with respect to each Company Subsidiary, there are no agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of such Company Subsidiary, whether or not convertible into or exchangeable for any equity securities of such Company Subsidiary.
(d)    Except as set forth on Schedule 4.4(d), none of the Company or the Company Subsidiaries owns or has the right to acquire, directly or indirectly, any outstanding capital stock of or other equity interests in or securities of any Person (other than the Company Subsidiaries).
Section 4.5    Conflicts. Except as set forth in Schedule 4.5, neither the execution and delivery by Seller of this Agreement or any Seller Ancillary Agreement and the consummation by Seller of the transactions contemplated hereby or thereby, nor the compliance by Seller with, or fulfillment by Seller of, the terms, conditions and provisions hereof or thereof will:
(a)    assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.5(b), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, any of the outstanding equity securities or other securities of any Company Subsidiary, or any of the assets of any of the Acquired Companies, under (i) the Organizational Documents of any of the Acquired Companies, (ii) any Material Contract or (iii) any material Requirements of Law affecting the Acquired Companies, other than, (A) in the case of the foregoing clause (ii), any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, are not material and (B) in the case of the foregoing clause (iii), any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby; or

(b)    require the approval, consent, authorization or act of, the notice to or the making by any of the Acquired Companies of any declaration, filing or registration with, any Person, except (i) in connection with or in compliance with the provisions of the HSR Act, (ii) such filings as may be required in connection with the Taxes described in Section 7.1 and (iii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.
Section 4.6    Financial Statements.
(a)    Schedule 4.6(a) contains copies of (i) the unaudited consolidated balance sheets of the Company (which include the Company and the Company Subsidiaries and only the Company and the Company Subsidiaries) as of October 31, 2012 and 2011 and the unaudited consolidated statements of income of the Company (which include the Company and the Company Subsidiaries and only the Company and the Company Subsidiaries) for the years ended October 31, 2012 and 2011 (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company (which includes the Company and the Company Subsidiaries and only the Company and the Company Subsidiaries) as of July 31, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income for the nine (9) month periods ended July 31, 2013 and 2012 (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as set forth therein, the Financial Statements have been prepared in conformity, in all material respects, with the Accounting Principles and present fairly in accordance with the Accounting Principles, in all material respects, the consolidated financial position, results of operations of the Acquired Companies, as of their respective dates and for the respective periods covered thereby, except for the absence of notes and subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which are not expected to be material, individually or in the aggregate.
(b)    None of the Acquired Companies is obligated with respect to, or has any Liability in respect of, any Indebtedness.
Section 4.7    Absence of Material Adverse Effect; Other Changes. Except as set forth in Schedule 4.7(a), from October 31, 2012 to the date hereof, there have been no changes in the Business, results of operations or condition (financial or otherwise) of the Acquired Companies which have had or are reasonably likely to have a Material Adverse Effect.

Section 4.8    Taxes. (a) All federal and state income Tax Returns and all other material Tax Returns required to have been filed by or on behalf of the Acquired Companies (or a Consolidated Tax Group of which the Acquired Companies are members) before the date hereof have been timely filed and, to Seller’s Knowledge, are true, correct and complete in all material respects; (b) all Taxes due and payable by or on behalf of the Acquired Companies (including any income Taxes due and payable as a result of the Acquired Companies being members of a Consolidated Tax Group that included the Seller), whether or not shown to be due on the Tax Returns have been timely paid; (c) no extension of time within which to file any income Tax Return referred to in clause (a) is in effect; (d) neither Seller nor any of the Acquired Companies has waived in writing any statute of limitations in respect of Taxes of any of the Acquired Companies which waiver is currently in effect; (e) no material audit or material Proceeding with respect to Taxes of any of the Acquired Companies (or a Consolidated Tax Group of which the Acquired Companies are members) is currently pending or the subject of written notification received by any of the Acquired Companies or by Seller; (f) all material deficiencies asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority have been paid in full or otherwise resolved; (g) there are no material Encumbrances for Taxes upon the assets of any of the Acquired Companies except for Permitted Encumbrances; (h) all material Taxes which any of the Acquired Companies is required by applicable Requirements of Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Body or set aside or reserved on the books of the Acquired Company; (i) during the last three (3) years, none of the Acquired Companies has been a party to any transaction treated by the parties thereto as one to which Code Section 355 applied; (j) to Seller’s Knowledge, no written claim has been made within the past three (3) years by an authority in a jurisdiction where the Acquired Company (or a Consolidated Tax Group of which the Acquired Companies are members) does not file Tax Returns that any of the Acquired Companies (or a Consolidated Tax Group of which the Acquired Companies are members) is or may be subject to taxation by that jurisdiction; (k) as of the Closing, none of the acquired Companies will be a party to or bound by any Tax allocation or sharing agreement; (l) none of the Acquired Companies (or a Consolidated Tax Group of which the Acquired Companies are members) is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2); (m) none of the Acquired Companies has been a member of a Consolidated Tax Group (other than a group the common parent of which was the Company); and (n) none of the Acquired Companies has any Liability for the Taxes of any other Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6, as a transferee or successor, by Contract, or otherwise. Except to the extent other representations and warranties in this Article IV expressly relate to Taxes, this Section 4.8 contains the sole and exclusive representations and warranties with respect to matters relating to Taxes.
Section 4.9    Governmental Permits. Each of the Acquired Companies owns, holds or possesses all material licenses, franchises, permits, variances, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations from a Governmental Body that are necessary to entitle it to (i) own or lease, operate and use its assets as the same are currently being owned, leased, operated and used, (ii) develop, manufacture, market, store, sell and distribute the Products and (iii) conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, the “Governmental Permits”), except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof, or except where the failure to hold such licenses, permits, or other authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10    Property.
(a)    One or more of the Acquired Companies holds good and marketable fee simple title to all of the real property reflected in the Interim Financial Statements as being owned by the Acquired Companies, including all buildings, improvements, and fixtures located thereon (the “Owned Real Property”), free and clear of all Encumbrances (except Permitted Real Property Exceptions), including any outstanding options or rights of first refusal or offers to purchase or lease the Owned Real Property, or any portion thereof. The Owned Real Property constitutes all of the real property owned by each of the Acquired Companies. Except for Acquired Companies, no third Person has any interest in, or right to use, possess or occupy any portion of the Owned Real Property.
(b)    Schedule 4.10(b) contains a true, correct and complete list (including the street address, owner and permanent index or tax number) of each parcel of Owned Real Property. Seller has heretofore made available to Buyer on the Data Site true, correct and complete copies of all material deeds, surveys, title commitments, policies, certificates of occupancy, property reports and similar documents that it has in its possession or control related to the Owned Real Property.
(c)    Schedule 4.10(c) contains (i) a true, correct and complete list (including the street address, lessor, and lessee) of each leasehold interest of the Acquired Companies in all real property (the “Leased Real Property”) and (ii) a true, correct and complete list of all leases, subleases, licenses and other agreements for the use and occupancy by the Acquired Companies of the Leased Real Property (together with all modifications, amendments and supplements thereto, collectively, the “Lease Agreements”). Except as set forth in Schedule 4.10(c), no Acquired Company is a party to any lease, offer to lease, sublease, license or other occupancy agreement for any real property.
(d)    Each Lease Agreement is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect. None of the Acquired Companies is in or, to the Knowledge of Seller, is alleged to be in, breach or default under any Lease Agreement other than those breaches or defaults which would not, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect.
(e)    Demeter (1993) Inc., with respect to the Grain Inventory, and one of the Acquired Companies, with respect to all material tangible personal property owned, leased or licensed for use by the Acquired Companies, has good and marketable title thereto, free and clear of all Encumbrances, except for Permitted Encumbrances. The tangible personal property owned, leased or licensed for use by the Acquired Companies is (i) in good and serviceable condition (subject to normal wear and tear) and (ii) suitable in all material respects for the uses for which it is used as of the date hereof. The Grain Inventory will be, as of the Closing Date, of a quality useable in the ordinary course of business.

(f)    Except for assets or Contracts for which provision for access thereto or use thereof is specifically made in the Transition Services Agreement, the assets, properties and rights of the Acquired Companies reflected in the Financial Statements or acquired since the Balance Sheet Date comprise and, following the Closing and after giving effect to the transactions contemplated hereby, shall comprise, all assets, properties and rights necessary for the operation or conduct of the Business as currently conducted in all material respects. To the Knowledge of Seller, the railroad spur tracks located on each Owned Real Property as shown on the surveys and site plans made available to Buyer on the Data Site are contiguous to property owned by the railroad.  Seller has not received any notice from and is not aware of any present intention of any railroad company serving any Owned Real Property to discontinue service to the Owned Real Property as the same is presently provided.
Section 4.11    Intellectual Property.
(a)    Schedule 4.11(a) contains a list of all Copyrights, Patent Rights, registered Trademarks and pending applications to register Trademarks owned by the Acquired Companies which are material to the conduct of the Business as currently conducted (the “Company Intellectual Property”).
(b)    Schedule 4.11(b) contains a list of all Software owned or used by the Acquired Companies which is material to the conduct of the Business as currently conducted.
(c)    One of the Acquired Companies either (i) owns the entire right, title and interest in and to the Company Intellectual Property and Software listed in Schedules 4.11(a) and 4.11(b), free and clear of all Encumbrances, except for Permitted Encumbrances or (ii) has a valid contractual right or license to use the Intellectual Property and Software owned by third parties that is used in and material to the conduct of the Business.
(d)    Schedule 4.11(d) contains a list of any license of, or other Contract (other than private label agreements) granting any of the Acquired Companies the right to use, any Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted.
(e)    To the Knowledge of Seller (i) all registrations for Company Intellectual Property identified in Schedule 4.11(a) are valid and in force, and all applications to register Company Intellectual Property so identified are pending and in good standing, all without challenge of any kind, (ii) no other Person is infringing on any of the Company Intellectual Property, and (iii) each of the Acquired Companies has the right to bring actions for infringement, unauthorized use or other violation of the Company Intellectual Property and Software owned by such Acquired Company.
(f)    (i) To the Knowledge of Seller, no infringement by any of the Acquired Companies of any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business between January 1, 2011 and the date hereof and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by any of the Acquired Companies in respect of the conduct of the Business between January 1, 2011 and the date hereof.

(g)    No Proceedings are pending or, to the Knowledge of Seller, threatened against any of the Acquired Companies which challenge the validity, enforceability, use or ownership of any Intellectual Property or Software in any material respect.
(h)    This Section 4.11 contains the sole and exclusive representations and warranties of Seller with respect to matters relating to intellectual property.
Section 4.12    Compliance with Requirements of Law; Proceedings.
(a)    Except as set forth in Schedule 4.12(a), each Acquired Company is in compliance with each Requirement of Law and Order that is applicable to the Products and its operation of the Business, including, for the avoidance of doubt, all applicable Requirements of Law administered or issued by the FDA or USDA, including with respect to nomenclature and labeling, registration and record keeping in respect of the Products, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2011, to the Knowledge of Seller, no Acquired Company has received any written notice relating to the Products from any Governmental Body indicating that it is or may be in material violation of any applicable Requirements of Law.
(b)    Except as set forth in Schedule 4.12(b), since January 1, 2011, there have been no recalls, withdrawals, product corrections, product removals, detentions or seizures of Products produced, marketed or sold by any of the Acquired Companies. No Product is adulterated or misbranded within the meaning of the FDCA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Except as set forth in Schedule 4.12(c):
(i)    there are no Proceedings pending or, to the Knowledge of Seller, threatened against any of the Acquired Companies, that are reasonably expected to have a Material Adverse Effect;
(ii)    there are no Proceedings pending or, to the Knowledge of Seller, threatened that question the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; and
(iii)    none of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of any of the Acquired Companies to operate the Business or consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement.
(d)    For the avoidance of doubt, none of the representations and warranties contained in this Section 4.12 shall be deemed to relate to Tax matters (which are governed by Section 4.8), intellectual property matters (which are governed by Section 4.11), ERISA, employee benefits matters and employee relations and agreements (which are governed by Section 4.15 and Section 4.16) or Environmental Matters (which are governed by Section 4.17).

Section 4.13    Contracts. Except as set forth in Schedule 4.13, as of the date of this Agreement, none of the Acquired Companies is a party to or bound by:
(a)    any Contract for the purchase of services, supplies, raw materials, components or equipment which involved the payment by any Acquired Company of more than $750,000 in the fiscal year ended October 31, 2012 or is reasonably expected to involve the payment of more than $750,000 in the fiscal years ending October 31, 2013 or October 31, 2014;
(b)    any Contract for the sale of any services or products which involved the payment to any Acquired Company of more than $750,000 in the fiscal year ended October 31, 2012 or is reasonably expected to involve the payment of more than $750,000 in the fiscal years ending October 31, 2013 or October 31, 2014;
(c)    any Contract under which an Acquired Company has, directly or indirectly, made (or will during the term of such Contract be required to make) any advance, loan, extension of credit or capital contribution to, or investment in, any Person (other than another Acquired Company and other than extensions of trade credit in the ordinary course of business), in any such case that, individually or in the aggregate, is in excess of $750,000;
(d)    any employment, severance, retention, change of control or separation Contract (other than any Plan set forth in Schedule 4.15(a) or any such Contract required by applicable Requirements of Law) with any current or, to the extent there exist ongoing obligations thereunder, former director, officer, or employee of any of the Acquired Companies;
(e)    any Contract for capital expenditures involving payments of more than $500,000 individually or in the aggregate after the date hereof;
(f)    any partnership, joint venture, limited liability company or other similar Contract or arrangement involving a sharing of profits, losses, costs or liabilities with any other Person or involving sharing of equity interests;
(g)    any Contract with another Person which purports to limit or restrict the ability of any of the Acquired Companies to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any Product or any geographic location (except for such agreements which shall not apply to any of the Acquired Companies upon Closing); or
(h)    any other Contract (other than the Lease Agreements) that is otherwise material to the Acquired Companies, taken as a whole.
Section 4.14    Status of Contracts. Except as set forth in Schedule 4.14 or in any other Schedule hereto, each of the Contracts set forth in Schedule 4.13 (collectively, the “Material Contracts”) is a valid and binding obligation of one of the Acquired Companies, as applicable, is in full force and effect and is enforceable against such Acquired Company and, to the Knowledge of Seller, against the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general principles of equity. The Acquired Companies are not in or, to the Knowledge of Seller, alleged to be in, material breach or default under any of the Material Contracts, other than those breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15    Employee Benefits.
(a)    Each Plan is set forth in Schedule 4.15(a), which identifies (i) each Plan that is sponsored or maintained by, or contributed to by, an Acquired Company at the Acquired Company level (collectively, the “Acquired Company Plans”) and (ii) each Plan that is sponsored or maintained by, or contributed to by, Seller or any of its Affiliates other than an Acquired Company (collectively, the “Seller Plans”).
(b)    With respect to each Plan set forth in Schedule 4.15(a), to the extent applicable, Seller has heretofore made available to Buyer on the Data Site true and correct copies of the following documents: (i) the Plan document or, in the case of a Plan not required to be memorialized in a Plan document, a written summary of the material terms thereof, (ii) any related trust or insurance Contracts or policies, (iii) the most recent summary plan description, (iv) the most recent determination letter or opinion letter issued by the IRS with respect to any Plan intended to be qualified under Code Section 401(a) and (v) for the most recently completed three (3) Plan years, the Annual Report on Form 5500 required to be filed with any Governmental Body. With respect to each Acquired Company Plan, Seller has heretofore made available to Buyer on the Data Site true and correct copies of the administrative service agreements and business associate agreements (as such term is defined by the Health Insurance Portability and Accountability Act of 1996). With respect to each Plan set forth in Schedule 4.15(a), except as would not reasonably be expected to have a Material Adverse Effect, (x) such Plan has been maintained and operated in compliance with the terms of such Plan and applicable Requirements of Law, including the Code and ERISA, and (y) as of the date hereof, no Proceedings against any of the Acquired Companies exist with respect to any such Plan (other than routine claims for benefits), and no facts exist that would give rise to any such Proceedings. Each Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS or is entitled to rely on an opinion letter for a prototype or volume submitter plan and nothing has since occurred to cause the loss of such Plan’s qualification. No Plan is a Multiemployer Plan or is otherwise subject to Title IV of ERISA, and neither the Acquired Companies nor their Affiliates has any potential liability with respect to any such Plan. No excise taxes with respect to any Acquired Company Plan are due and outstanding.
(c)    The Acquired Companies have no liability or obligation to provide life, medical or other welfare benefits under the Acquired Company Plans to former or retired employees, other than under COBRA. Each Acquired Company Plan may be amended or terminated at any time at or after the Closing by the Acquired Companies or Buyer (to the extent assumed in connection with the transactions contemplated by this Agreement) without further liability thereunder.

(d)    Insurance premiums and contributions required by Requirements of Law or the terms of an Acquired Company Plan to be made to an Acquired Company Plan have been or will be timely made by the Acquired Companies or their Affiliates for periods ending prior to or on the Closing Date.
(e)    The Acquired Companies have not terminated or taken action within the last six (6) years to terminate any “employee benefit plans” as defined by Section 3(3) of ERISA for which any liability remains outstanding.
(f)    Each Acquired Company Plan that is a “nonqualified deferred compensation plan” as defined by Code Section 409A(d)(1) has at all times complied with the requirements of Code Section 409A. The Acquired Companies have no obligation to “gross up” or indemnify any employee or service provider for any costs incurred in connection with Code Section 409A or Code Section 4999.
(g)    Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee of any of the Acquired Companies to severance pay or benefits or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of any of the Acquired Companies, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G (or any corresponding provision of state, local, or foreign Tax Requirements of Law).
(h)    This Section 4.15 contains the sole and exclusive representations and warranties of Seller with respect to matters relating to employee benefits.
Section 4.16    Employee Relations and Agreements.
(a)    Except as set forth in Schedule 4.16(a), none of the Acquired Companies is a party to any Collective Bargaining Agreement.
(b)    (i) There are no labor strikes, work stoppages or lockouts pending or, to the Knowledge of Seller, threatened, against any of the Acquired Companies; (ii) to the Knowledge of Seller, no union organizational campaign is in progress with respect to the employees of any of the Acquired Companies; (iii) no Acquired Company is a party to or, to the Knowledge of Seller, has been threatened with any dispute with any of its employees or any dispute or controversy with a union with respect to unionization or collective bargaining involving the employees of the Acquired Companies, except as would not reasonably be expected to have a Material Adverse Effect, and (iv) each Acquired Company is in compliance with all applicable Requirements of Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, withholding and occupational safety and health, except as would not reasonably be expected to have a Material Adverse Effect.

(c)    This Section 4.16 contains the sole and exclusive representations and warranties of Seller with respect to matters relating to labor matters, employee relations and related agreements.
Section 4.17    Environmental Matters.
(a)    Except as set forth in Schedule 4.17(a):
(i)    to the Knowledge of Seller, the Acquired Companies are in compliance, in all material respects, with all applicable Environmental Laws and the Acquired Companies own, hold or possess all Governmental Permits which are necessary under Environmental Laws to conduct the Business substantially as currently conducted, and all such Governmental Permits are in full force and effect;
(ii)    none of the Acquired Companies is subject to any order from or consent or settlement agreement with or, to the Knowledge of Seller, any investigation by, any Governmental Body with respect to (i) any Remedial Action or (ii) any claim of Losses and Expenses arising from the Release or threatened Release of a Hazardous Material into the environment where, in each case, the obligations of such Acquired Company have not been fulfilled in all material respects;
(iii)    none of the Acquired Companies is subject to any Proceeding, Order or settlement alleging or addressing a material violation of or material Liability under any Environmental Law;
(iv)    none of the Acquired Companies has received any written notice or claim to the effect that it has or may have material Liability to any Person as a result of the Release of a Hazardous Material; and
(v)    to the Knowledge of Seller, there has been no release, discharge or disposal of Hazardous Materials on, under, in or at the Owned Real Property or by any Acquired Company on, under, in or at any other real property, including the Leased Real Property, that would reasonably be expected to adversely affect the Acquired Companies in any material respect.
(b)    This Section 4.17 contains the sole and exclusive representations and warranties of Seller with respect to Environmental Matters.
Section 4.18    No Undisclosed Liabilities. Except as set forth in Schedule 4.18 or reflected on the Interim Financial Statements, none of the Acquired Companies is subject to any Liability, whether absolute, contingent, accrued or otherwise, of a nature that would be required to be included on a balance sheet or in the notes thereto prepared in accordance with GAAP, other than Liabilities (a)  incurred since the Balance Sheet Date in the ordinary course of business of the Acquired Companies, (b) for the Transaction Expenses incurred in connection with this Agreement or (c) which would not reasonably be expected to have a Material Adverse Effect.

Section 4.19    Customers and Suppliers. Schedule 4.19(a) sets forth a true, correct and complete list of names and addresses of the ten (10) largest customers by 2012 annual revenue, the ten (10) largest customers by 2013 annual revenue through the Balance Sheet Date, the ten (10) largest suppliers by 2012 annual expenditures, and the ten (10) largest suppliers by 2013 annual expenditures through the Balance Sheet Date, in each case of the Acquired Companies, and the dollar amount of purchases or sales which each such customer or supplier represented during the year ended October 31, 2012 and the nine (9) months ended July 31, 2013, respectively. Except as set forth in Schedule 4.19(b), to the Knowledge of Seller, as of the date of this Agreement, no such customer or supplier set forth in Schedule 4.19(a) has notified the Acquired Companies that it intends to cease or substantially reduce the purchase or supply of Products, goods or services of or to the Business or return any Products of the Business.
Section 4.20    Insurance. Schedule 4.20 contains a true, correct and complete summary of all insurance policies or other sources of insurance coverage held by or for the benefit of any Acquired Company or otherwise providing coverage in respect of Liabilities of any Acquired Company. All such insurance policies are valid, binding and in full force and effect. None of the Acquired Companies has received any written notice of cancellation or non-renewal of any such policies or binders nor, to the Knowledge of Seller, is the termination of any such policies or binders threatened. There is no material Proceeding pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.
Section 4.21    Related Party Contracts. Except as set forth on Schedule 4.21(a), none of Seller, any Affiliate of Seller, any officer, director or Affiliate of any of the Acquired Companies or, to the Knowledge of Seller, any immediate family member of any of the foregoing Persons is a party to or the beneficiary of any Contract with any of the Acquired Companies (other than an employment or similar Contract) or has any interest in any property used by any of the Acquired Companies. Schedule 4.21(b) sets forth a list of any Contracts (other than an employment or similar Contract) by and between any Acquired Company, on the one hand, and Seller, any Affiliate of Seller or any officer, director or employee of Seller or any Affiliate of Seller, on the other hand (each, a “Related Party Contract”).
Section 4.22    No Brokers. Except for the services of Barclays Capital Inc., none of the Acquired Companies nor any Person acting on its behalf has paid or become obligated to pay any fee, obligation or commission, contingent or otherwise, to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Seller Ancillary Agreements.
Section 4.23    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, Seller makes no representation or warranty, express or implied, regarding Seller, the Acquired Companies or the Business, and Seller disclaims any other such representations or warranties, whether made by Seller, an Acquired Company or any of their respective Affiliates, officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, Seller makes no representation or warranty, express or implied, regarding any projections or forecasts regarding future results or activities or the probability of success or profitability of any Acquired Company. Except for the representations and warranties contained in this Article IV, Seller disclaims, for itself and each Acquired Company and any of their respective Affiliates, officers, directors, employees, agents and representatives, all liability and responsibility for any representation, warranty, statement or other information made available, communicated or furnished (orally or in writing) to Buyer or its Affiliates, officers, directors, employees, agents or representatives (including, for the avoidance of doubt, any opinion or advice that may have been provided to any such Person).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:
Section 5.1    Organization of Buyer. Buyer is a corporation, duly organized and validly existing and in good standing under the laws of Missouri. Buyer has the requisite power and authority to own or lease and operate its assets as and where currently owned, leased or operated and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.
Section 5.2    Authority of Buyer; Conflicts.
(a)    Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Buyer Ancillary Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and represents (assuming the valid authorization, execution and delivery of this Agreement by Seller) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each Buyer Ancillary Agreement has been duly authorized by Buyer and, upon execution and delivery by Buyer, will represent (assuming the valid authorization, execution and delivery by the other parties thereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to general equity principles.
(b)    Neither the execution and delivery by Buyer of this Agreement or any Buyer Ancillary Agreement and the consummation by Buyer of any of the transactions contemplated hereby or thereby, nor the compliance by Buyer with, or fulfillment by Buyer of, the terms, conditions and provisions hereof or thereof will:
(i)    assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(b)(ii), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event that, after notice or lapse of time or both, would result in the creation of rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Buyer, (B) any material Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (C) any Order to which Buyer is a party or by which it is bound or (D) any material Requirements of Law affecting Buyer, other than, in the case of the foregoing clauses (B), (C) and (D), any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)    require the approval, consent, authorization or act of, the notice to or the making by Buyer of any declaration, filing or registration with, any Person, except (A) in connection with or in compliance with the provisions of the HSR Act, (B) such filings as may be required in connection with the Taxes described in Section 7.1, and (C) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
Section 5.3    No Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened (a) against Buyer or its Subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or (b) that question the legality of the transactions contemplated by this Agreement or any Buyer Ancillary Agreement.
Section 5.4    Financing.
(a)    Concurrently with the execution of this Agreement, Buyer has delivered to Seller true and complete copies of fully executed commitment letters (the “Commitment Letters”) providing the terms and conditions upon which all parties thereto (other than Buyer), in each case in their respective capacities thereunder (including any such party that joins any Commitment Letter after the original execution thereof by joinder or other similar documentation), whether acting as administrative agent, collateral agent, syndication agent, documentation agent, bookrunner, arranger, initial lender, lender or commitment party (collectively, the “Lenders”) have committed to provide the full amount of debt financing, when taken together with Buyer’s other sources of funds, required by Buyer in connection with this Agreement (the “Financing”). The Commitment Letters are in full force and effect as of the date of this Agreement. The obligations to fund the full amount of the commitments under the Commitment Letters are not subject to any conditions other than as set forth in the Commitment Letters. There is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate or that causes the Commitment Letters to be ineffective with respect to Buyer or that precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Commitment Letters. All commitment and other fees required to be paid under the Commitment Letters on or prior to the date hereof have been paid, and Buyer is not (with or without notice or lapse of time, or both) in breach or default in any respect thereunder.

(b)    As of the date hereof, assuming the accuracy of the representations and warranties of Seller set forth herein and compliance by Seller with its covenants and obligations set forth herein, Buyer has no reason to believe that it (or its Affiliates) will be unable to comply on a timely basis with any covenant, or satisfy on a timely basis any condition, contained in the Commitment Letters required to be complied with or satisfied by Buyer (or its Affiliates) and has no reason to believe that any portion of the Financing will not be made available to Buyer on the Closing Date.
(c)    Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, will provide Buyer with acquisition financing on the Closing Date sufficient, when taken together with Buyer’s other sources of funds (the use or receipt of which is not and will not be subject to any conditions or restrictions) to consummate the transactions contemplated by this Agreement on the terms contemplated hereby, including, for the avoidance of doubt, to pay the Purchase Price and all related fees and expenses in connection with this Agreement and the transactions contemplated hereby at the Closing.
Section 5.5    Solvency. Assuming (a) the accuracy of the representations and warranties of Seller set forth herein, (b) compliance in all material respects by Seller with its covenants and obligations set forth herein and (c) satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement, or waiver of such conditions by Buyer, then immediately after giving effect to the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, (i) Buyer and its Subsidiaries will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent Liabilities) and (ii) Buyer and its Subsidiaries will have adequate capital to carry on their businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies or Buyer.
Section 5.6    Investment Intent.
(a)    Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.
(b)    Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the officers of the Acquired Companies and Persons acting on the Acquired Companies’ and Seller’s behalf concerning the terms and conditions of the purchase of the Shares. Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and the representations and warranties of Seller expressly and specifically set forth in Article IV, as qualified by the Schedules.

Section 5.7    No Brokers. Except for the services of Goldman, Sachs & Co., neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or the Buyer Ancillary Agreements.
Section 5.8    No Other Representations and Warranties; No Reliance.
(a)    Except for the representations and warranties contained in this Article V, neither Buyer nor any other Person acting on behalf of Buyer makes any representation or warranty, express or implied, regarding Buyer, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V, Buyer disclaims, for itself and each of its Affiliates, officers, directors, employees, agents and representatives, all liability and responsibility for any representation, warranty, statement or other information made available, communicated or furnished (orally or in writing) to Seller, the Acquired Companies or their respective Affiliates, officers, directors, employees, agents or representatives (including, for the avoidance of doubt, any opinion or advice that may have been provided to any such Person).
(b)    In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated hereby, Buyer acknowledges that it has relied solely upon the representations and warranties of Seller set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by Seller with respect to the Acquired Companies) and has not relied on any other information made available, communicated or furnished (orally or in writing) to Buyer or its Affiliates, officers, directors, employees, agents or representatives (including, for the avoidance of doubt, any opinion or advice that may have been provided to any such Person). Buyer acknowledges that, except to the extent included in the representations and warranties of Seller set forth in Article IV, Seller makes no representation or warranty, express or implied, regarding any projections or forecasts regarding future results or activities or the probability of success or profitability of any Acquired Company.
ARTICLE VI
ACTION PRIOR TO THE CLOSING DATE
Section 6.1    Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Seller shall cause the Acquired Companies to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records of the Acquired Companies, and shall, as soon as reasonably practicable, furnish to Buyer or such authorized representatives such additional financial, Tax, operating and other data and information concerning the Business or the Acquired Companies as shall be reasonably requested; provided, however, that (i) Seller and the Acquired Companies shall not be required to violate any obligation of confidentiality, Order or Requirements of Law to which Seller or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.1, and (ii) Seller and the Acquired Companies shall not be required to furnish or otherwise make available to Buyer customer-specific data or any other competitively sensitive information; provided further, however, that neither Buyer nor any of its officers, employees, agents or representatives shall have access to any employees of the Acquired Companies other than those identified on Schedule 6.1 without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 6.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Acquired Companies or Seller, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Seller’s prior written consent, which shall be in Seller’s sole discretion.

Section 6.2    Notifications. Buyer and Seller shall promptly notify the other of any Proceeding (a) that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or (b) that may be threatened, brought, asserted or commenced against any of the Acquired Companies, Seller or Buyer, as the case may be, that would have been listed in Schedule 4.12(c) or Schedule 5.3, as the case may be, if such Proceeding had arisen prior to the date hereof; provided, however, that if a party fails to notify the other party under this Section 6.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 6.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 10.1 or Section 10.2, as the case may be, for breach of a representation and warranty, and the limits (if any) set forth in Article X shall apply to any such indemnification, and (ii) a failure to comply with this Section 6.2 shall not cause the failure of any condition set forth in Article VIII to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article VIII to be satisfied.
Section 6.3    Consents of Third Parties; Governmental Approvals.
(a)    During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall, at the request of the other party hereto, use its best efforts to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller or any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies on or prior to the Closing Date) to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided further, however, that, prior to the Closing, neither Buyer or its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider or lessor of any Acquired Company, or any other third party (other than any Governmental Body) in connection with any such consent, without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)    Without limiting the generality of Section 6.3(a), and except as set forth in Section 6.3(d), upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non‑actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Body (including those in connection with the HSR Act), (ii) defending any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) to the extent not in violation of applicable Requirements of Law, keeping the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Body and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (iv) permitting the other party to review any substantive communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party and not in violation of applicable Requirements of Law), and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Neither party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Without limiting the generality of Section 6.3(a) and Section 6.3(b), to the extent not filed prior to the date hereof, the parties hereto shall cooperate with each other and shall use their best efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as soon as practicable following the date of this Agreement, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Buyer shall pay all filing fees (including the filing fee in connection with the HSR filing) paid to any Governmental Body in connection with any required Governmental Approval.
(d)    Notwithstanding Section 6.3(a), Section 6.3(b) and Section 6.3(c), Buyer agrees to take any and all steps and to make any and all undertakings necessary, including pursuing and defending against any Proceedings, to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Requirements of Law, including under the HSR Act, that may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of the assets or businesses of Buyer (or its Affiliates, including, for the avoidance of doubt, following the Closing, the Acquired Companies) or otherwise taking or committing to take actions that limit Buyer’s freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer (or its Affiliates, including, for the avoidance of doubt, following the Closing, the Acquired Companies), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

Section 6.4    Operations Prior to the Closing Date.
(a)    Except as required by applicable Requirements of Law or with the prior written consent of Buyer, Seller shall use its commercially reasonable efforts to, and shall cause the Acquired Companies to use their commercially reasonable efforts to, operate and carry on the Business in the ordinary course consistent with past practice and substantially as operated immediately prior to the date of this Agreement, including with respect to the preservation of the goodwill of the suppliers, contractors, licensors, employees, customers and distributors of the Acquired Companies and others having business relations with the Acquired Companies.
(b)    Without limiting the generality of Section 6.4(a), except as set forth in Schedule 6.4, as contemplated by this Agreement, required by applicable Requirements of Law or with the express written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Acquired Companies not to:
(i)    make any material change in the lines of business of the Business;
(ii)    purchase or otherwise acquire any assets or make any capital expenditures, in each case that are material, individually or in the aggregate, to the Business, other than such acquisitions or capital expenditures that do not exceed $ 750,000;
(iii)    sell, lease or otherwise transfer or dispose of any assets, properties or interests of any of the Acquired Companies that are material, either individually or in the aggregate, to the Business, other than (A) any such sale, transfer or disposition to an Acquired Company, (B) the sale of inventory in the ordinary course of business and (C) the disposition of obsolete or certain other assets not used in the Business during the twelve (12) months preceding the date hereof in the ordinary course of business;
(iv)    create, incur, assume or otherwise become liable, or agree to create, incur, assume or otherwise become liable, with respect to any Indebtedness or grant any Encumbrance with respect to the assets of any of the Acquired Companies, in each case other than Permitted Encumbrances;

(v)    make any loan to any third party other than trade payables in the ordinary course of business;
(vi)    materially increase the benefits available to any current or former employee of the Acquired Companies, other than as required by the terms of any Plan or Contract set forth in Schedule 4.15(a) or as required pursuant to or advisable to comply with Requirements of Law;
(vii)    materially increase the base salary, wages or bonus opportunity of any employee of the Acquired Companies, except as required by the terms of any Plan or Contract set forth in Schedule 4.15(a);
(viii)    establish, adopt, amend or terminate any Plan, except as advisable to comply with Requirements of Law;
(ix)    acquire by merging or consolidating with, or by purchasing a substantial portion of the capital stock or assets of, directly or indirectly, any business or any corporation, partnership, association or other business organization or division thereof;
(x)    terminate, materially adversely modify or amend any Material Contract, or enter into any Contract that would be a Material Contract if in existence as of the date hereof, other than ordinary course renewals of any such Material Contract;
(xi)    terminate, materially modify, amend or exercise any option to extend a Lease Agreement, other than ordinary course renewals of any such Lease Agreement;
(xii)    make any material change in the accounting methods or policies of the Acquired Companies, unless such change is required by GAAP;
(xiii)    issue, deliver or sell any securities of any of the Acquired Companies or enter into, issue or grant any agreements, arrangements, options, warrants, puts, calls, subscriptions, rights, claims or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any capital stock or other equity interests or securities of any of the Acquired Companies;
(xiv)    amend the Organizational Documents of any of the Acquired Companies;

(xv)    enter into or materially amend any Collective Bargaining Agreement;
(xvi)    make or change any material Tax election, file any material amendment to a filed income Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to any of the Acquired Companies, surrender any rights to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any of the Acquired Companies, if such action would materially increase the Tax Liability of any of the Acquired Companies for any taxable period ending after the Closing Date;
(xvii)    effect any dissolution, winding-up, liquidation or termination of any of the Acquired Companies;
(xviii)    cancel or terminate any insurance policy without obtaining substantially comparable substitute insurance coverage;
(xix)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;
(xx)    sell, transfer, license, sublicense or otherwise dispose of any Intellectual Property, or amend or modify any existing agreements or rights with respect to any material Intellectual Property of, or used by, any of the Acquired Companies; or
(xxi)    agree to do any of the foregoing.
Section 6.5    Termination of Related Party Contracts and Settlement of Intercompany Accounts.
(a)    Seller shall, and shall cause the Acquired Companies and their respective Affiliates to, take such action (which is reasonably satisfactory to Buyer) as may be necessary such that, as of the Closing, the Related Party Contracts set forth on Schedule 6.5 shall be terminated and of no further continued force or effect.
(b)    Seller shall, and shall cause the Acquired Companies and their respective Affiliates to, use reasonable best efforts to take such action as is necessary to ensure that all intercompany payables and intercompany receivables between an Acquired Company, on the one hand, and another Acquired Company or an Affiliate of Seller that is not an Acquired Company, on the other hand, are settled at or prior to the Closing; provided, however, that Buyer acknowledges, for the avoidance of doubt, the failure of Seller and the Acquired Companies to settle such intercompany payables and intercompany receivables at or prior to the Closing shall not constitute a breach of this Agreement or cause a condition set forth in Section 8.3 to not be satisfied. If, as of the Closing, any such intercompany payables and intercompany receivables have not been settled, Buyer and Seller shall, and shall cause their respective Affiliates to, use their reasonable best efforts to settle such intercompany payables and intercompany receivables, effective as of the Closing, within ten (10) Business Days following Closing, after which such time Buyer and Seller agree that such intercompany payables and intercompany receivables shall automatically be deemed settled effective as of the Closing without any further liability or obligation in respect thereof by any Person.

Section 6.6    Financing.
(a)    Buyer shall use its reasonable best efforts to arrange and to consummate the Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Commitment Letters (provided, that Buyer may replace or amend the Commitment Letters to add Lenders, lead arrangers, bookrunners, syndication agents or similar entities, as applicable, which had not executed the Commitment Letters as of the date hereof, or otherwise replace or amend the Commitment Letters so long as any such replacement or amendment would not (x) expand the conditions precedent to the Financing as set forth in the Commitment Letters as of the date hereof, (y) be reasonably expected to delay the Closing or (z) reduce the aggregate amount available under the Commitment Letters below an amount that, when combined with Buyer’s other sources of funds, is sufficient to pay the Purchase Price and all related fees and expenses in connection with this Agreement and the transactions contemplated hereby at the Closing), which reasonable best efforts shall include (i) negotiating definitive agreements with respect thereto on terms and conditions contained therein (the “Financing Agreements”), (ii) satisfying on a timely basis all conditions in the Commitment Letters and the Financing Agreements and (iii)  to the extent necessary to pay the Purchase Price and all related fees and expenses in connection with this Agreement and the transactions contemplated hereby at the Closing taking into account Buyer’s other sources of funds, drawing upon any bridge financing provided for therein. Notwithstanding anything herein to the contrary, Buyer shall have the right from time to time to substitute other debt or equity financing for all or any portion of the Financing from the same or alternative financing sources, in each case, in a manner not materially less beneficial (including as to the conditions to obtaining such alternative financing) to Buyer or Seller as compared to the Commitment Letters and the Financing Agreements.
(b)    In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters or the Financing Agreements, Buyer shall use its reasonable best efforts to arrange to obtain, as promptly as reasonably practicable, financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less favorable to Buyer than those contained in the Commitment Letters (the “Alternative Financing”) and to obtain (and, when obtained, to provide Seller with a copy of) a new financing commitment for the Alternative Financing (the “Alternative Financing Commitment Letter”). To the extent applicable, Buyer shall use its reasonable best efforts to arrange and to consummate the Alternative Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Financing Commitment Letter, which reasonable best efforts shall include (i) negotiating definitive agreements with respect thereto on terms and conditions contained therein (the “Alternative Financing Agreements”), (ii) satisfying on a timely basis all conditions in the Alternative Financing Commitment Letter and the Alternative Financing Agreements, (iii) enforcing its rights under the Alternative Financing Commitment Letter and the Alternative Financing Agreements and (iv) to the extent necessary to pay the Purchase Price and all related fees and expenses in connection with this Agreement and the transactions contemplated hereby at the Closing taking into account Buyer’s other sources of funds, drawing upon any bridge financing provided for therein.

(c)    Buyer shall give Seller notice as promptly as reasonably practicable (and in any event within two (2) Business Days) following any breach or threatened breach or of any termination or threatened termination by any party of the Commitment Letters or the Financing Agreements and, if applicable, the Alternative Financing Commitment Letter or the Alternative Financing Agreements. Buyer shall keep Seller informed on a reasonably current basis (and at any time upon Seller’s reasonable request) in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing.
(d)    Prior to the Closing, Seller shall, and shall cause each of its Affiliates to, at Buyer’s sole cost and expense, take all commercially reasonable actions and do all things as reasonably requested by Buyer, that are within their control and that relate to the Business, in order to satisfy the conditions precedent to the consummation of, and funding under, and in order to comply with the terms and conditions of, the Financing or Alternative Financing, as applicable, including, if requested by Buyer, facilitating Buyer’s efforts to pledge any of the Acquired Companies’ assets as collateral (provided such pledging of collateral, for the avoidance of doubt, shall not be effective prior to the Closing); provided, however, that such actions do not unreasonably interfere with the normal operations or employee relations of Seller, any Affiliate of Seller or the Business; and, provided, further, that Seller shall not be required to pay any commitment fee or other fee or payment to obtain consent or to incur any liability (other than reasonable out-of-pocket expenses subject to reimbursement by Buyer in accordance herewith) with respect to the Financing or Alternative Financing. Notwithstanding anything to the contrary herein, except as contemplated by Section 6.9 and except with respect to any information set forth in the Schedules, in no event shall Seller be obligated to deliver any additional financial statements (audited or unaudited) relating to the Business in connection with the Financing or Alternative Financing.
(e)    Buyer acknowledges and agrees that, except as otherwise expressly provided in this Section 6.6, Seller and its Affiliates and representatives have no responsibility for any financing (including, for the avoidance of doubt, the Financing and the Alternative Financing) that Buyer may raise in connection with the transactions contemplated hereby and shall not be requested to sign any authorization letter to the Financing Sources. Seller and its Affiliates shall not have any responsibility for any offering materials or other related documents prepared by or on behalf of or utilized by Buyer or its Affiliates, Lenders or other financing sources, in connection with Buyer’s financing activities related to the transactions contemplated hereby, including any offering memorandum, banker’s book or any other written materials used in connection with any debt or securities offering or other such financing.
(f)    Notwithstanding anything contained herein to the contrary, compliance by Buyer with this Section 6.6 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

Section 6.7    Exclusivity. Until the earlier of the Closing Date and such time as this Agreement is terminated in accordance with Article IX, Seller shall not, shall cause the Acquired Companies not to, and shall instruct its and their respective Affiliates, directors, officers, employees and other representatives not to, directly or indirectly, participate in, invite, solicit, entertain, initiate, encourage or enter into any negotiation, discussion or agreement with any Person with respect to an acquisition of any of the Acquired Companies or any material portion of the assets of any of the Acquired Companies, or any divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving any of the Acquired Companies (collectively, a “Proposed Transaction”). Promptly after the date hereof, Seller shall, shall cause the Acquired Companies to, and shall instruct its and their respective Affiliates, directors, officers, employees and other representatives to, cease and cause to be terminated all existing discussions, activities and negotiations with any Person with respect to any Proposed Transaction.
Section 6.8    Title Commitments, Surveys and Title Policies. As of the date of this Agreement, Seller has delivered to Buyer title commitments for owners’ policies of title insurance (each, a “Title Commitment”) prepared by a national title insurance company (“Title Company”), with respect to each parcel of Owned Real Property. In the event requested by Buyer, prior to the Closing Seller shall cooperate with Buyer to assist Buyer in obtaining certified ALTA surveys prepared by surveyors reasonably acceptable to Buyer with respect to each parcel of Owned Real Property and reflecting the matters disclosed on the Title Commitment related thereto. Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to deliver, at or prior to the Closing, any documents and instruments as may be reasonably necessary, advisable, customary or required by the Title Company to issue title insurance policies with respect to each parcel of Owned Real Property, in form and substance reasonably acceptable to Buyer and at Buyer’s sole cost and expense, including any and all real estate transfer declarations (if any), ALTA owner’s affidavits, GAP Undertakings and any such other title clearance documentation required by the Title Company or Buyer and final dated-down Title Commitments (for the issuance of final title policies).
Section 6.9    Delivery of Financial Information. From and after the date hereof and prior to the Closing, Seller shall use its reasonable best efforts to cause to be delivered to Buyer certain financial information as described in a written notice from Buyer, which such notice shall be delivered to Seller as soon as reasonably practicable after the date of this Agreement, but in any event within forty-five (45) days following the date of this Agreement, and which such notice shall specifically elect whether such financial information shall consist of either: (i) the audited consolidated financial statements of the Company (which shall include the Company and the Company Subsidiaries and only the Company and the Company Subsidiaries) consisting of consolidated, audited Balance Sheets as of October 31, 2012 and 2013 and consolidated, audited Statements of Income, Statements of Cash Flows and Statements of Stockholders’ Equity for the fiscal years ended October 31, 2011, 2012 and 2013, in each case (x) that conform to the applicable requirements of Regulation S‑X (17 C.F.R. Part 210) (“Regulation S‑X”) under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”) and (y) the scope and presentation of which satisfy Buyer’s financial reporting obligations under the Securities Act and the Exchange Act and the regulations promulgated thereunder (collectively, the “Securities Laws”) with respect to the acquisition of the Acquired Companies (the “Dakota Audited Financial Statements”) or (ii) the audited consolidated financial statements of the Company (which shall include the Company Subsidiaries, the Subsidiaries identified on Schedule 4.3 and any other entities or businesses owned or operated by the Company during the applicable periods noted below in this clause (ii)) consisting of consolidated, audited Balance Sheets as of October 31, 2012 and 2013 and consolidated, audited Statements of Income, Statements of Cash Flows and Statements of Stockholders’ Equity for the fiscal years ended October 31, 2011, 2012 and 2013, in each case, complying with the provisions of clauses (i)(x) and (i)(y) above (the “Consolidated Audited Financial Statements”; and, together with the Dakota Audited Financial Statements, the “Delivered Financial Statements”). In addition, from the date hereof and prior to the Closing, Seller shall use reasonable best efforts to provide such information, or reasonable access thereto, with respect to the Company and its Subsidiaries as may be reasonably requested by Buyer to permit Buyer to prepare pro forma financial information required to be prepared or filed in connection with the transactions contemplated hereby, including the Financing (collectively with the Delivered Financial Statements, the “Financial Information”). Seller also shall cooperate with Buyer, and provide any additional information reasonably requested by Buyer, in connection with Buyer’s analysis of the appropriate Delivered Financial Statements to include in any reports or other filings with the Securities and Exchange Commission in connection with the transactions contemplated hereby, including the Financing. The Delivered Financial Statements shall contain an unqualified audit opinion by Eide Bailly LLP or another accounting firm of national standing reasonably acceptable to Buyer, provided that any such audit of the Delivered Financial Statements must be prepared by an audit firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and the audit report for the Delivered Financial Statements must refer to PCAOB standards. Seller shall provide reasonable access to such documentation and other information and provide such reasonable assistance as is reasonably necessary for the accounting firm responsible for reviewing and auditing the Delivered Financial Statements to perform its audits, including the execution and delivery of a reasonable and customary representation letter to such accounting firm (if and to the extent reasonably required by such accounting firm). Seller shall keep Buyer informed on a reasonably current basis (and at any time upon Buyer’s reasonable request) in reasonable detail of the status of its efforts to prepare the Delivered Financial Statements and obtain the audit described in this Section 6.9. All costs and expenses incurred in connection with this Section 6.9 shall be paid by Buyer.
Section 6.10    Pre-Closing Reorganization. The parties acknowledge and agree that prior to the Closing Seller shall use commercially reasonable efforts to effectuate a reorganization plan providing for the liquidation or transfer to an Affiliate of Seller (other than an Acquired Company) of the entities set forth on Schedule 6.10. Seller shall keep Buyer informed on a reasonably current basis (and at any time upon Buyer’s reasonable request) in reasonable detail of the status of the reorganization plan described in the foregoing sentence; provided, however, that Seller shall not be required to violate any Order or Requirements of Law to which Seller is subject or to waive any privilege which it may possess in discharging its obligations pursuant to this Section 6.10.
Section 6.11    Transaction Expenses. Following the Closing, Seller agrees to reimburse Buyer for the full amount of any Transaction Expenses which were not taken into account in calculating the Purchase Price pursuant to Article II.

ARTICLE VII
ADDITIONAL AGREEMENTS
Section 7.1    Tax Matters.
(a)    Liability for Taxes.
(i)    Seller shall be liable for and pay, and pursuant to Article X (and subject to the applicable limitations thereof), Seller agrees to indemnify and hold harmless each Buyer Group Member from and against (A) all Taxes for any taxable year that ends on or before the Closing Date (or the portion of any Straddle Period ending on and including the Closing Date) and imposed on any of the Acquired Companies pursuant to Treasury Regulation Section  1.1502-6 or similar provision of state or local law solely as a result of any such Acquired Company having been a member of a Consolidated Tax Group or any Tax sharing agreement, and (B) any income Tax imposed on any of the Acquired Companies for any taxable year or period that ends on or before the Closing Date (including all income Taxes required to be shown on the Acquired Companies’ Tax Return for its short taxable year ending on the Closing Date, determined in accordance with Treasury Regulation Section 1.1502-76(b) or any comparable provision of state or local Law), and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (C) all Taxes imposed on any of the Acquired Companies as a result of, arising from or related to any Non-Business Divestitures (regardless of whether such Taxes imposed on the Non-Business Divestitures are attributable or allocable to taxable years ending prior to, on, or after the Closing Date); (D) all income Tax on deferred intercompany income or gain of the Acquired Companies as a result of, arising from or related to the Non-Business Divestitures that occurred after October 31, 2006, to the extent that the Acquired Companies would have been subject to income Tax on such deferred intercompany income or gain in a Tax period ending on or prior to the Closing Date if Regulation Section 1.1502-13 (or similar provisions of state or local Law) did not apply; and (E) all withholding Taxes required to be withheld or collected under Chapter 3 of the Code on or prior to the Closing Date; provided, however, that Seller shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against, (1) any Taxes shown as a liability or reserve on the Closing Date Balance Sheet and included in Closing Date Net Working Capital or that are included in the calculation of Pre-Closing Tax Obligations to the extent such amounts were deducted in determining the Purchase Price pursuant to Article II; (2) any Taxes (other than as described in clause (C) above) imposed on any of the Acquired Companies or for which any of the Acquired Companies may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing, (3) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of U.S. state, local or foreign law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer, or any of the Acquired Companies engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of any Company for Tax purposes, and (4) notwithstanding anything to the contrary herein, any Taxes resulting from a sale of any of the Acquired Companies (or any assets thereof) by Buyer (Taxes described in this proviso, the “Excluded Taxes”). Buyer and Seller agree that, with respect to any transaction described in clause (2) of the preceding sentence, each Acquired Company and all Persons related to any such Acquired Company under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treasury regulation Section  1.1502‑76(b)(1)(ii)(B)) and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Upon the request of Seller, Buyer shall file (or cause to be filed), Tax Returns (including amended Tax Returns) or other documents claiming any refunds to which Seller is entitled pursuant to the preceding sentence, and Buyer shall, and shall cause its Affiliates, to otherwise take such steps as may be reasonably available to secure any such refund or credit; provided that Buyer shall not be required to take, or to cause any Acquired Company, to take a position on any Tax Return or amended Tax Return to secure any refund or credit for Seller if Buyer’s accountants have advised Buyer that taking such a position would likely subject Buyer or the Acquired Companies to Tax penalties; provided, further, that Buyer shall not be required to pay over to Seller any such refund or the amount of any such credit up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Closing Date Balance Sheet and included in Closing Date Net Working Capital. Seller shall reimburse Buyer for the costs of preparing and filing any Tax Returns filed solely for the purpose of securing any refund or credit required to be paid over to Seller (subject to the right of Buyer to retain such refund pursuant to the immediately preceding sentence of this Section 7.1(a)(i)).
(ii)    Buyer shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Acquired Companies, or for which any of the Acquired Companies may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes described in the preceding sentence.

(iii)    For purposes of Section 7.1(a)(i) and Section 7.1(a)(ii), whenever it is necessary to determine the liability for Taxes based on income, receipts or payroll of the Acquired Companies for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Companies or with respect to the Shares for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date; provided, however, that to the extent permitted under applicable Law (x) transactions occurring on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (y) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. The amount of other Taxes of the Acquired Companies in the Straddle Period that relates to the pre-Closing Tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(iv)    Notwithstanding anything herein to the contrary, (i) Buyer shall be liable for and pay, and shall indemnify Seller against, any United States real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, and (ii) Seller shall be liable for and pay, and shall indemnify Buyer against, any non-United States real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, value added or other similar Tax imposed on the transactions contemplated by this Agreement.
(v)    Any and all deductions related to (A) any bonuses paid on or prior to the Closing Date in connection with the transactions contemplated hereby, (B) expenses with respect to Indebtedness being paid in connection with the Closing and (C) all transaction expenses and payments that are deductible for Tax purposes, including Transaction Expenses and other fees and expenses of legal counsel, accountants, investment bankers and Seller (such deductions described in clauses (A) through (C), the “Transaction Tax Deductions”) shall be claimed in a taxable period (or portion of any Straddle Period) ending on or prior to the Closing Date, except as otherwise required by Requirements of Law. To the extent the Transaction Tax Deductions are not fully utilized in such period, the Acquired Companies shall elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Requirements of Law; provided that the Acquired Companies shall not be required to make such an election if it would require them to carryback losses, deductions or credits arising after the Closing Date that are not attributable to Transaction Tax Deductions in addition to losses, deductions or credits from Transaction Tax Deductions.

(vi)    Notwithstanding anything to the contrary herein, Seller and Buyer agree that Seller makes no representation, warranty, and provides no other assurance, with respect to the amount of any Tax Attributes of any of the Acquired Companies, or with respect to the availability on and after the Closing Date of any Tax Attributes of any of the Acquired Companies, or with respect to the correctness of any position, practice, or procedure relating to Taxes of the Acquired Companies after the Closing Date.
(vii)    On or prior to the Closing Date, Seller shall terminate any existing Tax sharing agreements (whether written or not) binding upon any of the Acquired Companies and any amounts due and payable under such agreements on or prior to the Closing Date shall be paid in full no later than the Closing Date.
(b)    Tax Returns.
(i)    Seller shall prepare and, to the extent permitted by Requirements of Law, timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to any of the Acquired Companies on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than any of the Acquired Companies), (y) all other income Tax Returns that are required to be filed by or with respect to any of the Acquired Companies for taxable years or periods ending on or before the Closing Date (including the Acquired Companies’ Tax Returns for its short taxable year ending on the Closing Date, determined in accordance with Regulation Section 1.1502-76(b) or any comparable provision of state or local law), and (z) all other Tax Returns that are required to be filed by or with respect to any of the Acquired Companies (taking into account all extensions properly obtained) on or prior to the Closing Date. Any such income Tax Returns shall be submitted to Buyer no later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and comment. Seller shall incorporate any changes with respect to which Buyer produces an opinion of counsel reasonably satisfactory to Seller that in the absence of the change requested by Buyer, Seller would not have substantial authority for a position taken on any such Tax Return (or which is not more likely than not correct in the case of a tax shelter item (as defined for purposes of Code Section 6662)). In each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns; provided, however, that to the extent that the amount of any Taxes due in respect of such Tax Returns were (A) shown as a liability or reserve on the Closing Date Balance Sheet and included in Closing Date Net Working Capital or (B) specifically included in the calculation of Pre-Closing Tax Obligations and were deducted in determining the Purchase Price pursuant to Article II, then Buyer shall deliver to Seller or the applicable taxing authority an amount equal to such specific Taxes so included. Such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to periods for which Seller is liable). Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any of the Acquired Companies after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date and any Straddle Period (A) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is materially inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns

(including any such position, election or method which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable) and (B) such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Seller, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (A) of this sentence. Seller, on the one hand, or Buyer, on the other hand, shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to Section 7.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 7.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than ten (10) Business Days prior to the due date for paying such Taxes.

(ii)    None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Acquired Companies to) make or change any Tax election or file, amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Acquired Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller or take any other action that would increase any Tax liability or reduce any Tax benefit in respect of any taxable year or period ending on or before the Closing Date or any Straddle Period.
(iii)    Buyer shall promptly cause each Acquired Company to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 7.1(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Buyer shall cause the Tax Package to be delivered to Seller within forty-five (45) days after the Closing Date. Buyer shall have no obligation to deliver any such Tax Package to the extent that such information otherwise is available to Seller.
(c)    Contest Provisions.
(i)    Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or any of the Acquired Companies of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Section 7.1; provided, however, that the failure to give notice as provided in this Section 7.1(c)(i) shall not affect Buyer’s right to indemnification under this Agreement except to the extent Seller shall have been prejudiced by such failure. Seller shall promptly notify Buyer in writing in the event that Seller receives such a notice described in the preceding sentence.
(ii)    Seller shall have the sole right to represent the Acquired Companies’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to this Section 7.1, and to employ counsel of its choice at its expense. In the case of a Straddle Period, Buyer shall have the right to represent the Acquired Companies’ interests in any Tax audit or administrative or court proceeding relating to such Straddle Period. Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller’s sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates or any of the Acquired Companies may settle any Tax claim for any Taxes for which Seller may be liable pursuant to Section 7.1(a), without the prior written consent of Seller. None of Seller or its Affiliates may settle any Tax claim for any Taxes for which Buyer may be liable pursuant to Section 7.1(b) or which would otherwise materially adversely affect Buyer or an Acquired Company for any post-Closing tax period, in each case without the prior written consent of Buyer.

(d)    Assistance and Cooperation. Seller and Buyer shall (and shall cause their respective Affiliates to):
(i)    assist the other party in preparing or filing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.1(b);
(ii)    cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Acquired Companies;
(iii)    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies;
(iv)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Acquired Companies for taxable periods for which the other may have a liability under this Section 7.1;
(v)    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;
(vi)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.1(a)(iv) (relating to sales, transfer and similar Taxes); and
(vii)    timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.1.
Section 7.2    Director and Officer Liability and Indemnification.

(a)    Buyer shall, and shall cause the Acquired Companies to, for a period of six (6) years after the Closing Date, indemnify and hold harmless, to the fullest extent permitted under applicable Requirements of Law (and Buyer shall, and shall cause the Acquired Companies to, advance expenses as incurred to the fullest extent permitted under applicable Requirements of Law in respect of), each current or former officer, director, partner, member, manager or employee of any of the Acquired Companies (or their respective predecessors). Buyer agrees that at all times during such six (6) year period, the Organizational Documents of each Acquired Company will contain indemnification, exculpation and advancement of expenses provisions that are no less favorable than those in effect as of the date hereof.
(b)    In the event that (i) a sale of Buyer or all or substantially all of its assets is consummated after the Closing or (ii) this Agreement is otherwise assigned by Buyer in accordance with Section 11.5, Buyer shall cause the applicable acquiror(s), purchaser(s) or assignee(s) to expressly assume the obligations of Buyer contained in this Section 7.2 and confirm such assumption in a writing addressed to Seller.
Section 7.3    Employee Matters.
(a)    Immediately following the Closing Date, all individuals who are employees of the Acquired Companies (including employees who are not actively at work on account of illness, disability or leave of absence) immediately prior to the Closing and certain employees of Demeter (1993) Inc. (the “Affected Employees”) shall be employed by Buyer. The complete list of Affected Employees is set forth on Schedule 7.3(a) hereof. Nothing herein shall require Buyer to continue to employ any of the employees for any specified period of time following the Closing Date. Buyer shall continue the Affected Employees’ employment on terms that include base salary that shall not be less than their base salaries as in effect on the date hereof and total compensation and benefits which shall be in the aggregate at least comparable to the terms and conditions for similarly situated employees of Buyer; provided, however, that such eligibility to participate in Buyer’s benefit plans shall begin on the Closing Date. Within 10 Business Days from the date hereof, Seller will supplement Schedule 7.3 to include for each Affected Employee (i) name, (ii) title, (iii) date of hire, (iv) current annual salary, (v) department, (vi) supervisor name, (vii) status (e.g., active, leave, disability), (viii) union or non-union, (ix) bonus target percent, (x) date of birth, and (xi) home address.
(b)    Buyer and Seller shall cooperate to give notice jointly to all Affected Employees prior to the Closing Date that the active participation of the Affected Employees in the Seller Plans shall terminate as of the Closing Date. No Seller Plans, or assets or liabilities thereunder, shall be assumed by or otherwise transfer to Buyer (other than eligible rollover distributions accepted by Buyer pursuant to the terms of its plans), and all such Plans, assets and liabilities shall be the sole obligation and liability of Seller or its applicable Affiliates on and after the Closing Date. Buyer shall have no liability or responsibility under the Seller Plans on or after the Closing, and Seller agrees to indemnify and hold harmless Buyer in respect of any liability thereunder. In no event shall any employee of any of the Acquired Companies be entitled to accrue any benefits under the Seller Plans with respect to services rendered or compensation paid on and after the Closing Date. Buyer shall remit to Seller all Affected Employee premiums due for medical and dental benefit coverage under the Seller Plans attributable to periods prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Seller.

(c)    Buyer shall, or shall cause the Acquired Companies or its other Affiliates to, take all necessary action so that, for all purposes under each employee benefit plan maintained or assumed by Buyer or its Affiliates in which Affected Employees are eligible to participate as of or after the Closing Date, each such Affected Employee shall be given credit for all service with the Seller and its Affiliates (including all service credited by the Acquired Companies) to the same extent as if rendered to Buyer and its Affiliates. Buyer and its Affiliates shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare or fringe benefit plan in which the Affected Employees may be eligible to participate on or after the Closing Date, and (ii) provide each Affected Employee with credit under any welfare plans in which the Affected Employee becomes eligible to participate on or after the Closing Date for any co-payments and deductibles paid by such Affected Employee for any out-of-pocket expenditures paid by such Affected Employee under corresponding welfare plans maintained by Seller or any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies) prior to the Closing Date.
(d)    Buyer shall allow the Affected Employees and their eligible dependents who were covered under the Seller’s group health Plan as of the day immediately prior to the Closing Date to elect to participate in the Buyer’s group health plan effective as of the Closing Date. Except as set forth below in this Section 7.3(d), Buyer shall be responsible for providing any Affected Employee (and such employees’ “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) who has a “qualifying event,” within the meaning of Section 4980B(f) of the Code (or similar local law) (“COBRA”), on or after the Closing Date with the continuation of group health coverage required by Section 4980B(f) of the Code (or similar local law) to the extent required by law. Seller shall be responsible for the continuation of health plan coverage to the extent required by COBRA for any current or former employee of Seller or any of the Acquired Companies or qualified beneficiary under a health plan of Seller or any of the Acquired Companies who is already receiving COBRA benefits as of the Closing Date who has a qualifying event under Seller’s group health plan at or prior to Closing.
(e)    Except as otherwise provided under Section 7.3(d), with respect to the Affected Employees, on and after the Closing Date, Buyer and the Acquired Companies shall have the liability and obligation for, and neither Seller nor any of its Affiliates shall have any liability or obligation for short term disability, sick pay, salary continuation benefits, any medical, dental, life insurance, long-term disability or other welfare benefit claims, or any Liabilities under COBRA, the Family and Medical Leave Act, or workers’ compensation incurred on and after the Closing Date. Except as otherwise provided under Section 7.3(d), Seller shall retain the liability and obligation for, and neither Buyer nor any of its Affiliates (including the Acquired Companies) shall have any liability or obligation for short-term disability, sick pay, salary continuation benefits, any medical, dental, life insurance, long-term disability or other welfare benefit claims or expenses, or any Liabilities under COBRA, the Family and Medical Leave Act, or workers’ compensation, incurred by any Affected Employee or his or her dependents under the Seller Plans prior to the Closing Date. For purposes of this Section 7.3(e), a medical, dental, or other claim shall be deemed incurred when the event occurs which entitles the individual to benefits.

(f)    Notwithstanding the foregoing or any other provision of this Agreement, the terms and conditions of employment, including compensation and benefits, applicable to any Affected Employee who is covered by a Collective Bargaining Agreement shall be governed by the terms of the applicable Collective Bargaining Agreement or federal labor law. Effective as of the close of business on the Closing Date, Buyer shall assume, and none of Seller or any of its Subsidiaries or Affiliates shall have any further Liability for, the Collective Bargaining Agreements applicable to the Affected Employees, and Buyer shall indemnify Seller and its Subsidiaries and Affiliates, and the employees of each, and hold them harmless with respect to such agreements, obligations or liabilities.
(g)    Following the Closing Date, Buyer shall, or shall cause the Acquired Companies or its other Affiliates to, permit the Affected Employees to carry over and take accrued, but unused, vacation, floater holidays, overtime and sick days with pay as accrued under the applicable policies of Seller and its Affiliates (including, for the avoidance of doubt, the Acquired Companies) as in effect as of the Closing Date.
(h)    (i) Nothing in this Agreement shall create any obligation on the part of Buyer or the Acquired Companies to continue the employment of any Affected Employee for any definite period following the Closing Date, except as otherwise indicated by any applicable collective bargaining agreement, and (ii) nothing in this Agreement shall preclude Buyer or the Acquired Companies from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time, except as otherwise indicated by any applicable collective bargaining agreement.
(i)    Regardless of anything else contained herein, the parties hereto do not intend for this Agreement to amend any Plans or arrangements or create any rights or obligations except between the parties hereto. No Affected Employee or other current or former employee of any of the Acquired Companies, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be a third party beneficiary of any of the agreements or obligations of the parties hereunder or otherwise be entitled to assert any claim hereunder.
Section 7.4    Compliance with WARN Act.
(a)    Buyer agrees that it will not, and will cause its Affiliates not to, cause any of the Affected Employees to suffer an “employment loss” for purposes of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) if such employment loss would create, or would reasonably be expected to create, any Liability for Seller or its Affiliates under the WARN Act or any similar state or local Requirements of Law.
(b)    Buyer and its Affiliates shall be responsible for all Liabilities under the WARN Act and any similar state or local Requirements of Law resulting from the Closing or from the actions of Buyer and its Affiliates following the Closing. Upon Buyer’s written request, Seller shall advise Buyer of the number of employee terminations at each facility of the Acquired Companies that have occurred during the ninety (90)-day period prior to the Closing Date.

Section 7.5    Release. Seller agrees not to sue and fully irrevocably and unconditionally releases and forever discharges each of the Acquired Companies and their respective successors and assigns (collectively, “Releasees”), with respect to and from any and all claims, issuances of equity interests or Indebtedness, payments of dividends or distributions, rights under the Organizational Documents, any demands, rights, liens, Contracts not disclosed on Schedule 4.13, covenants, Proceedings, obligations, Liabilities and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which Seller or any of its Affiliates now owns or holds or has at any time owned or held against any of the Releasees on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date (the “Released Claims”). Seller hereby irrevocably covenants to refrain from, directly or indirectly, (i) asserting any Released Claims, or commencing, instituting or causing to be commenced, or continuing with any Proceeding for a Released Claim, and this Agreement may be raised by any Releasee or Buyer as an estoppel to any such Proceeding; and (ii) making any claim or commencing any Proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which Proceeding would arise against any Releasee for contribution or indemnity or other relief from, over and against any Releasee or which otherwise results in a Releasee suffering or incurring any Losses or Expenses, whether under common law, equity, statute, Contract or otherwise, with respect a Released Claim. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Seller shall indemnify and hold harmless each Releasee and Buyer from and against all Losses and Expenses whether or not involving Proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of Seller or any of its Affiliates of any Proceeding or other matter which is, or is purported to be, a Released Claim. It is the intention of Seller that the release described in this Section 7.5 be effective as a bar to each Released Claim hereinabove specified. In furtherance of this intention Seller hereby expressly waives any and all rights and benefits conferred upon it by the provisions of applicable Requirements of Law and expressly consents that the release described in this Section 7.5 shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and cause of action hereinabove specified. The obligations of, and release by, Seller under this Section 7.5 are conditioned upon the occurrence of the Closing. Seller shall deliver to Buyer at the Closing a release agreement in form reasonably satisfactory to Buyer re-affirming its obligations under this Section 7.5 and extending the coverage of the release for Seller set forth in this Section 7.5 to include the period from the date hereof through and including the Closing and the Closing Date. Notwithstanding anything to the contrary herein, in no event shall the foregoing release cover or affect the rights of Seller under this Agreement or the Seller Ancillary Agreements.
Section 7.6    Confidentiality. Seller acknowledges the confidential and proprietary nature of the Acquired Companies Confidential Information and agrees, that from and after the Closing until the third anniversary thereof, Seller shall: (i) keep the Acquired Companies Confidential Information confidential; (ii) not use the Acquired Companies Confidential Information for any reason or purpose except as expressly permitted hereunder; and (iii) without limiting the foregoing, not disclose the Acquired Companies Confidential Information to any Person, except with Buyer’s prior written consent. This Section 7.6 shall not apply to that part of the Acquired Companies Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 7.6 by Seller. Acquired Companies Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. If Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 7.6 or is requested to make any such disclosure by a Governmental Body of proper jurisdiction, Seller shall, to the extent legally permissible, provide Buyer with prompt notice thereof so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.6. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the Acquired Companies Confidential Information that Seller is legally compelled to disclose; provided, however, that Seller shall use its commercially reasonable efforts (at Buyer’s sole cost and expense) to obtain written assurance that any Person to whom any Acquired Companies Confidential Information is so disclosed shall accord confidential treatment to such Acquired Companies Confidential Information. Nothing in this Section 7.6 shall diminish the protections and benefits under applicable Requirements of Law to which any Trade Secret of any of the Acquired Companies is entitled. If any information that Buyer asserts to be a Trade Secret under applicable Requirements of Law is found by a court of competent jurisdiction not to be such a Trade Secret, such information shall nonetheless be considered Acquired Companies Confidential Information for purposes of this Section 7.6.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by Buyer and Seller, to the extent permissible under applicable Requirements of Law) of the following conditions:
(a)    Governmental Approvals. The applicable waiting period under the HSR Act and any other comparable Requirements of Law with respect to merger notification or control shall have expired or been terminated, and all other authorizations, orders, declarations, approvals, notices or consents and filings with Governmental Bodies required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made.
(hb    No Restraint or Proceeding. No court or other Governmental Body having jurisdiction over Buyer, Seller or any of the Acquired Companies shall have issued any Order which is then in effect and has the effect of restraining or prohibiting the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the purchase and sale of the Shares contemplated hereby.

Section 8.2    Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by Seller, to the extent permissible under applicable Requirements of Law) of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement and (ii) failures of the representations and warranties contained in Article V to be true and correct which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(b)    Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.
(c)    Closing Certificate. There shall have been delivered to Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).
(d)    Buyer’s Closing Deliverables. Buyer shall have delivered to Seller each of the items set forth in Section 3.3.
Section 8.3    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver in writing by Buyer, to the extent permissible under applicable Requirements of Law) of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Seller contained in Section 4.1 (Authority of Seller), Section 4.2 (Title to Shares), Section 4.3(b) (Capital Structure of the Company) and Sections 4.4(b) and (c) (Company Subsidiaries and Investments shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, (ii) representations and warranties of Seller contained in the first sentence of Section 4.7 shall be true and correct in all respects on the Closing Date as though made on the Closing Date and (iii) the other representations and warranties of Seller contained in Article IV of this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for failures of such other representations and warranties contained in Article IV of this Agreement to be true and correct which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(hb    Performance. The covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with in all material respects.
(c)    No Material Adverse Effect. Since the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Effect.
(d)    Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller, confirming the satisfaction of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).
(e)    Seller’s Closing Deliverables. Seller shall have delivered to Buyer each of the items set forth in Section 3.5 and the Financial Information.
(f)    Reorganization. Seller shall have completed the liquidation or transfer to an Affiliate of Seller (other than an Acquired Company) of each of the entities set forth on Schedule 6.10.
Section 8.4    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.3(b).
Section 8.5    Effect of Certain Waivers of Closing Conditions. If (either party (the “Waiving Party”) waives in writing any condition to such Waiving Party’s obligations to close set forth in this Article VIII and such Waiving Party proceeds with the Closing, such Waiving Party shall be deemed to have waived such failure and such Waiving Party and its Affiliates, directors, officers, employees and their respective successors and assigns shall not be entitled to indemnification pursuant to Article X, to sue for damages or to assert any other right or remedy for any Losses or Expenses arising out of any matters relating to such waived condition, notwithstanding anything to the contrary contained herein or any certificate delivered pursuant hereto.

ARTICLE IX
TERMINATION
Section 9.1    Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing solely as follows:
(a)    by mutual written consent of Seller and Buyer;
(b)    on or after the End Date, by Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party, if the Closing has not occurred on or before the date such notice is given; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)    by Seller by written notice to Buyer if (i) the condition set forth in Section 8.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) Buyer has breached, or caused the breach of, its representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Buyer by Seller;
(d)    by Buyer by written notice to Seller if (i) the condition set forth in Section 8.1(a) shall have become incapable of fulfillment (without regard to the End Date) or (ii) Seller has breached, or caused the breach of, its respective representations, warranties, covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and such breach has not been cured within thirty (30) days following written notification thereof to Seller by Buyer; or
(e)    by either Seller, on the one hand, or Buyer, on the other hand, by giving written notice to the other if any Governmental Body with competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Order or other action shall not be subject to appeal or shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose action or failure to act (including the breach of this Agreement) has resulted in such Order or other action.
Section 9.2    Effect of Termination.
(a)    In the event this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the obligations set forth in this Section 9.2, Section 11.2, Section 11.4, Section 11.5, Section 11.10 and Article X, and except that such termination shall not relieve any party of any Liability for any willful and intentional breach of this Agreement or fraud prior to such termination.
(b)    In the event that this Agreement is terminated:
(i)    pursuant to (1) Section 9.1(a), (2) Section 9.1(b) other than due to the failure of the condition in Section 8.1(a) to be satisfied, (3) Section 9.1(d)(ii) or (4) Seller’s failure to deliver the Financial Information prior to the End Date, Seller and Buyer shall instruct the Escrow Agent to disburse to Buyer, by wire transfer of immediately available funds within five (5) Business Days following the date of any such termination, the full amount of the Deposit to such account or accounts as Buyer shall designate to Seller and Escrow Agent in writing following such termination; or

(ii)    pursuant to (1) Section 9.1(b) due to the failure of the condition in Section 8.1(a) to be satisfied, (2) Section 9.1(c), (3) Section 9.1(d)(i) or (4) Section 9.1(e), Seller and Buyer shall instruct the Escrow Agent to disburse to Seller, by wire transfer of immediately available funds within five (5) Business Days following the date of any such termination, the full amount of the Deposit to such account or accounts as Seller shall designate to Buyer and Escrow Agent in writing following such termination, and Buyer shall have no further right or interest therein.
Each party hereto further agrees that the seeking of the disbursement of the Deposit pursuant to this Section 9.2 shall not constitute a waiver by either party of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.
ARTICLE X
INDEMNIFICATION
Section 10.1    Indemnification by Seller.
(a)    Subject to the limitations set forth in this Article X, from and after the Closing, Seller agrees to indemnify and hold harmless Buyer from and against any and all Losses and Expenses incurred by any Buyer Group Member as a result of or arising from (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in Article IV or any certificate delivered by or on behalf of Seller or the Company pursuant to this Agreement, (ii) any breach by Seller of, or the failure by Seller to perform, any of the covenants or obligations contained in this Agreement required to be complied with or performed thereby, (iii) the Specified Proceedings, or (iv) any Liabilities of the Company based on acts, events, conditions or omissions occurring prior to Closing which are unrelated to the Business, operation or activities of any of the Company Subsidiaries, including the Non-Business Divestitures, and the Pre-Closing Tax Obligations attributable to the Non-Business Divestitures; provided, however, that Seller shall be required to indemnify and hold harmless Buyer Group Members under Section 10.1(a)(i) with respect to Losses and Expenses incurred by such Buyer Group Members only to the extent that:
(x)    the amount of such Losses and Expenses suffered by Buyer Group Members related to each individual claim or series of related claims exceeds $250,000;
(y)    the aggregate amount of such Losses and Expenses exceeds $5,500,000 (it being understood that such amount shall be a deductible for which Seller shall bear no indemnification responsibility); and
(z)    the aggregate amount required to be paid by Seller does not exceed $37,000,000 (the “Cap”);

provided further, however, that the foregoing clauses (x), (y) and (z) shall not apply with respect to Losses and Expenses incurred by Buyer Group Members in respect of fraud by Seller or with respect to the representations and warranties of Seller contained in Section 4.2 (Title to Shares), Section 4.3(b) (Capital Structure of the Company) or, for avoidance of doubt, with respect to clause (ii), (iii) or (iv) of Section 10.1(a); provided, further, however, that except with respect to actual fraud or with respect to Seller’s obligations under Section 7.1(a) or clause (iv) of Section 10.1(a), in no event shall Seller have any liability under this Article X in excess of the portion of the Purchase Price actually received by Seller.
(b)    (i) The indemnification provided for in Section 10.1(a)(i) shall terminate twelve (12) months after the Closing Date, except in respect of (A) the Fundamental Reps which shall terminate thirty (30) days after the expiration of the statute of limitation period applicable to the matters covered thereby and (B) the representations and warranties set forth in Section 4.17 (Environmental Matters), which shall terminate on the third anniversary of the Closing Date, and (ii) the indemnification provided for in Section 10.1(a)(ii) shall terminate in accordance with the expiration of the terms of the agreements and covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and no claims shall be made by any Buyer Group Member under Section 10.1(a)(i) or Section 10.1(a)(ii) thereafter, except in respect of the Fundamental Reps and except that the indemnification by Seller shall continue as to any Losses or Expenses with respect to which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article X. For the avoidance of doubt, the indemnification provided for in Section 10.1(a)(iii) and Section 10.1(a)(iv) shall not terminate.
Section 10.2    Indemnification by Buyer.
(a)    Subject to the limitations set forth in this Article X, from and after the Closing, Buyer agrees to indemnify and hold harmless Seller from and against any and all Losses and Expenses incurred by any Seller Group Member as a result of or arising from (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article V or any certificate delivered by or on behalf of Buyer pursuant to this Agreement, (ii) any breach by Buyer of, or failure by Buyer to perform, any of the covenants or obligations contained in this Agreement required to be complied with or performed thereby or (iii) all Liabilities arising after the Closing under any Collective Bargaining Agreement set forth on Schedule 4.16(a).
(b)    (i) The indemnification provided for in Section 10.2(a)(i) shall terminate twelve (12) months after the Closing Date, except in respect of the Fundamental Reps, which shall terminate thirty (30) days after the expiration of the statute of limitation period applicable to the matters covered thereby, and (ii) the indemnification provided for in Section 10.2(a)(ii) shall terminate in accordance with the expiration of the terms of the agreements and covenants covered thereby or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby, and no claims shall be made by any Seller Group Member under Section 10.2(a)(i) or Section 10.2(a)(ii) thereafter, except in respect of the Fundamental Reps and except that the indemnification by Buyer shall continue as to any Losses or Expenses with respect to which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed such Seller Group Member for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice, in accordance with and subject to the limitations set forth in this Article X. For the avoidance of doubt, the indemnification provided for in Section 10.2(a)(iii) shall not terminate.

Section 10.3    Claims Procedures.
(a)    Subject to Section 10.4 and Section 10.5 with respect to Third Person Claims and Specified Proceedings, respectively, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.
(b)    After the timely delivery of any Claim Notice pursuant to Section 10.3(a), the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
Section 10.4    Third Person Claims.
(a)    Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party other than a Specified Proceeding (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within ten (10) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of the Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Person Claim. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give any notices or deliver any documents to the Indemnitor as provided in this Section 10.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

(b)    In the event of the initiation of a Third Person Claim, the Indemnitor, provided it shall have given written notice to the Indemnified Party of its decision to do so within thirty (30) days of its receipt of the Claim Notice with respect to such Third Person Claim, shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any Proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal Proceeding or (ii) the Indemnitor fails to provide notice of its decision to control the defense of such Third Person Claim within the time period described above or (iii) if the Indemnitor is Seller, a reasonable assessment of the likely amount of such Third Person Claim is in excess of the amount of the Cap less the amount of any indemnification claims theretofore paid by Seller and any indemnification claims then pending against Seller or (iv) the Third Person Claim seeks an injunction or equitable relief against any Indemnified Party; provided further, however, that if the Indemnitor and the Indemnified Party determine that such injunction or equitable relief portion of any Third Person Claim can be so separated from the portion for monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement, the Indemnitor shall be entitled to assume the defense of the portion relating to monetary damages for which the Indemnified Party would be entitled to indemnification under this Agreement. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim. To the extent the Indemnitor elects not to defend such Third Person Claim and the Indemnified Party defends against or otherwise deals therewith, the Indemnified Party may retain counsel at the expense of the Indemnitor (which Expenses shall be recoverable from time to time by Indemnified Party), which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such Proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 10.4 to pay for only one firm of counsel for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnified Party shall refuse to consent to the settlement of any Third Person Claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such Third Person Claim shall not exceed the amount for which the Third Person Claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification.

(c)    To the extent of any inconsistency between this Section 10.4 and Section 7.1(c) (relating to Tax contests), the provisions of Section 7.1(c) shall control with respect to Tax contests.
Section 10.5    Procedures For Specified Proceedings. The procedures set forth in Schedule 10.5 shall be applicable with respect to the control, defense, negotiation and settlement of any Specified Proceedings.
Section 10.6    Determination of Indemnification Amounts.
(a)    Without limiting the effect of any other limitation contained in this Article X, for purposes of computing the amount of any and all Losses and Expenses recoverable under this Article X, there shall be deducted (i) an amount equal to the amount of any Tax Benefit realized by the Indemnified Party or any of its Affiliates in connection with such Losses and Expenses or any of the circumstances giving rise thereto and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of any costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or Expenses or any of the circumstances giving rise thereto (it being understood that the Indemnified Party and its Affiliates shall use commercially reasonable efforts to obtain such Tax Benefits, proceeds, payments or reimbursements; provided, however, that Buyer is not responsible for obtaining insurance for any Losses or Expenses from any Specified Proceedings). The calculation of Losses and Expenses shall not include losses arising because of a change after the Closing in applicable Requirements of Law or accounting principles. For purposes hereof, “Tax Benefit” shall mean any refund or credit of Taxes to be paid or any reduction in the amount of Taxes which otherwise would be owed by the Indemnified Party or its Affiliates, as applicable, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.
(b)    Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
(c)    In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified such Indemnified Party pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(d)    Each party hereto agrees to take all reasonable steps to mitigate its Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.
(e)    Seller shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 10.1 to the extent the matter in question was taken into account in the computation of the Purchase Price pursuant to Section 2.3 and Section 2.4.
Section 10.7    Exclusive Remedy. Seller and Buyer each acknowledge and agree that, from and after the Closing, except in the case of fraud and except for the equitable remedies expressly contemplated in Section 11.15, its sole and exclusive remedy against the other party and its respective Affiliates, including for the Losses and Expenses of any Buyer Group Member or Seller Group Member, as applicable, relating (directly or indirectly) to the subject matter of this Agreement, the transactions contemplated hereby or the failure to any discharge any duty not expressly set forth herein, regardless of whether such claims arise in contract, tort, breach of warranty or any other legal or equitable theory, shall be pursuant to the indemnification provisions set forth in this Article X. Without limiting the generality of the foregoing, except in the case of adjudicated fraud, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall, in each case, survive the consummation of the transactions contemplated by this Agreement, but shall terminate twelve (12) months after the Closing Date, except for the Fundamental Reps, which shall terminate thirty (30) days after the expiration of the statute of limitation period applicable to the matters covered thereby. All covenants and other agreements contained in this Agreement shall survive until performed in accordance with their respective terms or, if no term is expressly stated, upon the expiration of the statute of limitations period applicable to the matters covered thereby.
Section 11.2    Confidential Nature of Information. The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms following the date hereof and until the Closing. The Confidentiality Agreement shall automatically terminate as of the Closing and be of no further force and effect after the Closing; provided, however, that Buyer’s obligations pursuant to the tenth paragraph of the Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof.
Section 11.3    No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), make or cause to be made any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Requirements of Law or any relevant securities exchange, in which case the other party shall be advised and the parties shall use their respective reasonable efforts to cause a mutually agreeable release or announcement to be issued. Notwithstanding anything herein to the contrary, each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (as such terms are used in Code Section 6011) of the transactions contemplated hereby; provided that such disclosure may not be made prior to the earlier of the date of (A) public announcement of discussions relating to the transaction contemplated hereby, or (B) public announcement of the execution of this Agreement (provided this authorization is not intended to permit disclosure of any information to the extent not related to the transaction’s tax treatment or tax structure).

Section 11.4    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or made when delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile (with immediate confirmation) or sent by an internationally recognized overnight courier service, addressed as follows:
If to Buyer, to:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144-2503
Attention: Diedre J. Gray
Facsimile: (314) 646-3367
Email: diedre.gray@postfoods.com
with a copy (which shall not constitute notice) to:
Lewis, Rice & Fingersh, L.C.
600 Washington Ave
Suite 2500
St. Louis, Missouri 63101-1311
Attention: Tom W. Zook
Facsimile: (314) 621-7671
Email: tzook@lewisrice.com
If to Seller, to:
Viterra Inc.
2625 Victoria Avenue
Regina, Saskatchewan
Canada S4T 7T9
Attention: Kevin Barbero, Legal Department
Facsimile: (306) 569-5133
Email: kevin.barbero@viterra.com
with copies (which shall not constitute notice) to:
Glencore AG

Baarermattstrasse 3
P.O. Box 777
CH 6341 Baar
Switzerland
Attention: Matthew Weber
Facsimile: +41 417 09 3000
Email: Matthew.Weber@glencore.com
and

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Brian J. Fahrney and Jonathan C. Babb
Facsimile: (312) 853-7036
Email: bfahrney@sidley.com and jbabb@sidley.com
or to such other Person or address or facsimile number as such party may indicate by written notice delivered to the other parties hereto.
Section 11.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement, except that Buyer may assign or delegate, as applicable, any of its rights and obligations hereunder to any of its direct or indirect wholly owned Subsidiaries, or in whole or in part through a collateral assignment to any lender providing financing in connection with the transactions contemplated hereby, in each case without the prior written consent of Seller provided that Buyer shall remain liable for all of its obligations under this Agreement.
Section 11.6    Access to Records after Closing. Subject to Section 11.2, for a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by Seller in connection with any matter relating to or affected by the operations of the Acquired Companies on or prior to the Closing Date; provided, however, that Buyer shall not be required to violate any obligation of confidentiality to which Buyer or any Acquired Company is subject or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 11.6; provided further, however, that in any such case, Buyer shall, and shall cause any applicable Acquired Company to, reasonably cooperate with Seller to seek an appropriate remedy to permit the access contemplated hereby. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours; provided, however, that Seller acknowledges and agrees that such access shall not interfere unreasonably with the operations of the Acquired Companies or Buyer. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.6. If Buyer or the Acquired Companies shall desire to dispose of any of such books and records prior to the expiration of such six (6) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

Section 11.7    Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Seller. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, this Section 11.7 and Sections 11.17 and 11.18 may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Lenders without the prior written consent of the Lenders. The Financing Sources shall be express third party beneficiaries of this Section 11.7 and Sections 11.17 and 11.18, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.
Section 11.8    Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement so long as the applicability of such matter to such section is reasonably apparent. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and neither party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section of this Agreement are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add immaterial as well as material items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 8.3 or otherwise.

Section 11.9    Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to either party, it is authorized in writing by an authorized representative of such party. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall constitute a continuing waiver or shall be held to constitute a waiver of any other or subsequent breach.
Section 11.10    Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.
Section 11.11    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof; provided, however, if such severability will negate in any material respect any material terms of this Agreement, then the parties shall negotiate in good faith to amend the invalid terms in a manner so that such terms shall not be invalid and shall effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 11.12    Execution in Counterparts. This Agreement may be executed in counterparts (including by .pdf), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.
Section 11.13    Further Assurances. Each party hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 11.14    Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE ACQUIRED COMPANIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, AND SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or any of its representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules, and neither Seller nor any of its representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.
Section 11.15    Enforcement.
(a)    Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by Buyer or Seller were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, prior to any termination of this Agreement pursuant to Section 9.1, Buyer and Seller, as applicable, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the other parties, as applicable, and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the State of New York (but only in any such court in the State of New York), this being in addition to any other remedy to which such party is entitled at law or in equity.  Buyer and Seller hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any Requirements of Law to post security as a prerequisite to obtaining equitable relief.
(b)    Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  Each party hereto further agrees that the seeking of the remedies pursuant to Section 11.15(a) shall not constitute a waiver by either party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement or otherwise.

Section 11.16    Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (i) this Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to a breach of this Agreement by Seller may only be made against, Seller, (ii) none of Seller’s Affiliates or Seller’s or its Affiliates’ respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, or representatives (collectively, but for avoidance of doubt excluding Seller, the “Seller Related Parties”) shall have any liability for any liabilities of the parties hereto for any such Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and (iii) Buyer shall have no rights of recovery in respect of this Agreement against any Seller Related Party, whether by or through attempted piercing of the corporate veil, by or through any Proceeding (whether in tort, contract or otherwise) by or on behalf of Seller against any Seller Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Requirements of Law, or otherwise.
Section 11.17    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The parties hereto and the Seller Related Parties agree that this Agreement (including any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated hereby (including the Financing) shall be governed by and construed in accordance with the Requirements of Law (without regard to principles of conflicts of law) of the State of New York. By the execution and delivery of this Agreement, Buyer and each Seller Group Member submit to the exclusive personal jurisdiction of any state or federal court in the State of New York sitting in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (including the Financing). EACH PARTY TO THIS AGREEMENT AND EACH SELLER RELATED PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE FINANCING).
Section 11.18    No Recourse Against Financing Sources. Notwithstanding anything that may be expressed or implied in this Agreement, each of the parties hereto and each Seller Group Member agrees and acknowledges that no Seller Group Member shall have any recourse (directly or indirectly), rights or claims in connection with this Agreement or the transactions contemplated hereby (including the Financing) or any documents or instruments delivered in connection herewith or therewith against any Lenders or any other Financing Source in connection with the transactions contemplated by this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Requirements of Law or otherwise. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.
[Signatures pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

VITERRA INC.

By:	/s/ Kevin Barbero
Name: Kevin Barbero
Title: General Counsel

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer